Exhibit 10.2

                          CREDIT AGREEMENT

	THIS CREDIT AGREEMENT (this "Agreement") is entered into as of June 13, 2014 (the "Closing Date"), by and among INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation ("Parent"), ISA INDIANA, INC., an Indiana corporation ("ISA Inc."), ISA LOGISTICS LLC, a Kentucky limited liability company ("ISA Logistics"; and, together with Parent, ISA Inc., and any other Person that becomes party hereto from time to time as a borrower, "Borrowers"), ISA REAL ESTATE, LLC, a Kentucky limited liability company ("ISA Real Estate"), ISA INDIANA REAL ESTATE, LLC, a Kentucky limited liability company ("Indiana Real Estate"), WESSCO, LLC, a Delaware limited liability company ("WESSCO"), 7021 GRADE LANE LLC, a Kentucky limited liability company ("7021 Grade"), 7124 GRADE LANE LLC, a Kentucky limited liability company ("7124 Grade"), 7200 GRADE LANE LLC, a Kentucky limited liability company ("7200 Grade"; and, together with ISA Real Estate, Indiana Real Estate, WESSCO, 7021 Grade, 7124 Grade, and any other Person that becomes party hereto from time to time as a guarantor, "Guarantors"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Lender"). Certain capitalized terms used in this Agreement are defined in Section 7.1. The parties agree as follows:

                               ARTICLE I
                              CREDIT TERMS

	SECTION 1.1.	  LINE OF CREDIT.

	(a)	Line of Credit.  Subject to the terms and conditions of this
Agreement, Lender agrees to make advances to Borrowers under this
Section 1.1 ("Advances"), from time to time up to and including the Termination Date, in a total amount at any time outstanding not to exceed the lesser of (a) $15,000,000 (the "Maximum Revolver Amount") minus Letter of Credit Usage, and (b) the sum of the following (the "Borrowing Base"):

                (i)	(85%) of Eligible Accounts, plus

                (ii)	the lowest of

                        (A)  $7,500,000,

                        (B) 65% of the Value of Eligible Inventory, and

	                (C) 85% times the most recently determined Net
	                    Liquidation Percentage times the Value of Eligible Inventory consisting of finished goods; less

               (iii)	the Availability Block, less

               (iii)	Letter of Credit Usage, less

               (iv) 	all Reserves, less

               (v) 	any other Obligations (other than the Term Loan,
	                amounts under the Line of Credit and Letter of Credit
	                Usage).

	The Borrowing Base will be determined by Lender upon receipt and review of all collateral reports required under this Agreement and such other documents and collateral information as Lender may from time to time require. "Line of Credit" means the line of credit established under this Section 1.1. "Account" means an account as that term is defined in the Code. "Account Debtor" means an account debtor as that term is defined the Code. "Inventory" means inventory as that term is defined in the Code. "Dilution" means, with respect to any period of determination selected by Lender, a percentage that is the result of dividing the dollar amount of the aggregate of all bad debt write-downs, discounts, allowances, credits, deductions and other dilutive items for such period as determined by Lender with respect to each Borrower's Accounts for such period, by each Borrower's billings with respect to Accounts for such period. If Dilution at any time exceeds five percent (5%) of any Borrower's gross sales for any such period, or if there at any time exists any other matters, events, conditions or contingencies which Lender reasonably believes may affect payment of any portion of any Borrower's Accounts, Lender may, in its Permitted Discretion, establish, and adjust from time to time, Reserves in the Borrowing Base. "Net Liquidation Percentage" means the percentage of the Value of a Borrower's Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory as set forth in the most recent appraisal received by, and acceptable to, Lender and upon which Lender may rely, net of all operating expenses and associated costs and expenses of such liquidation, such percentage to be as determined by an appraisal company approved by Lender with such appraisal to be in form, scope, methodology and content acceptable to Lender. "Reserves" means, as of any date of determination, an amount or percentage of a specific category or item that Lender establishes in its Permitted Discretion from time to time to reduce availability under the Line of Credit to reflect events, conditions, contingencies, or risks which might affect the assets, business or prospects of any of the Borrowers or any of the Collateral or its value or the enforceability, perfection or priority of Lender's security interest in the Collateral, including without limitation reserves for Dilution and Bank Products. "Value" means, as determined by Lender in good faith, with respect to Inventory, the lower of (a) cost computed on a first-in, first-out basis in accordance with GAAP, or (b) market value, provided that for purposes of the calculation of the Borrowing Base, the Value of Inventory will be computed in the same manner and consistent with the most recent appraisal of Inventory received and accepted by Lender, if any.

	(b)	"Eligible Accounts" consist solely of Accounts created and
invoiced by a Borrower in the ordinary course of such Borrower's business that arise out of the sale of goods or the rendition of services, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition, and in which Lender has a perfected first-priority security interest, but will not include:

	(i)	any Account which is unpaid more than 90 days from
original invoice date or more than 60 days of the original due date;

	(ii)	Accounts with selling terms of more than 45 days;

	(iii)	any Account for which there exists any right of
setoff, defense, dispute or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

	(iv)	Accounts with respect to which the Account Debtor is
subject to an Insolvency Proceeding, is not solvent, has gone out of business, or as to which such Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

	(v)	any Account which represents an obligation of the
United States government, any state or any other political subdivision (except Accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act have been complied with to Lender's satisfaction);

	(vi)	any Account (other than Accounts owing by Aurubis AG
which contribute up to, but not more than, $300,000 to the Borrowing Base, after giving effect to applicable advance rates) which represents an obligation of an Account Debtor located in a foreign country other than an Account Debtor located in a Canadian province or territory (excluding Quebec), except to the extent any such Account, is supported by a letter of credit issued by a party acceptable to Lender or insured under a policy of foreign credit insurance, in each case, in form and substance satisfactory to Lender;

	(vii)	any Account which arises from the sale or lease to or
performance of services for, or represents an obligation of, an employee, Affiliate, partner, member, parent or Subsidiary of any Borrower;

	(viii)	any Account which represents interim or progress
billings or title retention rights on the part of the Account Debtor;

	(ix)	any Account which represents an obligation of any
Account Debtor or its Affiliates if twenty-five percent (25%) or more of Borrowers' Accounts from such Account Debtor or its Affiliates are not eligible under clauses (i), (ii) or (iii) of this definition;

	(x)	(i) that portion of any Account owing from an Account
Debtor (other than North American Stainless, Gallatin Steel, Tube City IMS Corporation or their Affiliates) which represents the amount by which Borrowers' Accounts owing from said Account Debtor and its Affiliates exceeds fifteen percent (15%) of Borrowers' total Eligible Accounts, (ii) that portion of any Account owing from North American Stainless and its Affiliates which represents the amount by which Borrowers' Accounts owing from said Account Debtor and its Affiliates exceeds fifty percent (50%) of Borrowers' total Eligible Accounts, (iii) that portion of any Account owing from Gallatin Steel and its Affiliates which represents the amount by which Borrowers' Accounts owing from said Account Debtor and its Affiliates exceeds thirty-five percent (35%) of Borrowers' total Eligible Accounts or (iv) that portion of any Account owing from Tube City IMS Corporation and its Affiliates which represents the amount by which Borrowers' Accounts owing from said Account Debtor and its Affiliates exceeds twenty-five percent (25%) of Borrowers' total Eligible Accounts;

	(xi)	Accounts representing credit card or "C.O.D." sales;

	(xii)	Accounts arising in a transaction where Goods are
placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, or any other terms by reason of which the payment by the Account Debtor may be conditional or contingent;

	(xiii)	that portion of Accounts which has been
restructured, extended, amended or otherwise modified;

	(xiv)	Accounts that are not payable in U.S. Dollars;

	(xv)	bill and hold invoices;

	(xvi)	Accounts which have not been invoiced;

	(xvii)	that portion of any Account which represents
finance charges, service charges, sales taxes, or excise taxes;

	(xviii) 	Accounts subject to a security interest or Lien
in favor of any third party or otherwise not subject to the Lender's first-priority perfected Lien;

	(xiv)	Accounts arising from the Borrowers' "Computerized
Waste Systems" or "CWS" business, with respect to which a service provider or vendor under the transaction giving rise to the Account may directly seek or receive amounts owing to it from the applicable Account Debtor; or

	(xv) 	any other Account deemed ineligible by Lender in its
Permitted Discretion.

	(c)	"Eligible Inventory" means all finished goods and raw
materials Inventory owned by any Borrower and held for sale in the ordinary course of such Borrower's business, in which Lender has a perfected first priority security interest, but will not include:

		(i)	Inventory that is (A) in-transit, (B) located at any
premises leased by a Borrower or any warehouse, unless Lender has received a Collateral Access Agreement from such lessor or warehouseman,
(C) located at job site or other premises not owned by a Borrower other than premises permitted under (B) above, (D) covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; (E) on consignment from any consignor or (F) on consignment to any consignee or subject to any bailment;

		(ii)	supplies, parts, packing, packaging or shipping
materials, or sample Inventory, tooling Inventory, fabricated parts, customer-supplied Inventory, or customized or customer specific
Inventory not supported by a valid purchase order;

		(iii)	work-in-process Inventory;

		(iv)	Inventory that is damaged, defective, obsolete,
perishable, contaminated, discontinued, slow moving or not currently saleable in the ordinary course of a Borrower's business, or is past its expiration date, has been rejected or the amount of such Inventory that has been reduced by shrinkage;

		(v)	Inventory that a Borrower has returned, attempted to
return, is in the process of returning or intends to return to the vendor of the Inventory, or inventory returned to Borrower;

		(vi)	Inventory manufactured or held for resale by a
Borrower pursuant to a license;

		(vii)	Inventory consisting of bill and hold goods;

		(viii)	Inventory stored at locations holding less than
$50,000 of the aggregate Value of such Borrower's Inventory;

		(ix)	Inventory that is subject to a security interest or
Lien in favor of any third party or otherwise not subject to the Lender's first-priority perfected Lien; or

		(x)	Inventory consisting of restricted or controlled, or
regulated items;

		(xi)	Inventory consisting of cardboard and other paper
products;

		(xii)	Inventory consisting of scrap vehicles, except for
scrap vehicles which contribute up to, but not more than, $500,000
(after giving effect to applicable advance rates) to the Borrowing Base;
or

		(xiii)	Any other Inventory deemed ineligible by Lender
in its Permitted Discretion.

	(d)	Letter of Credit Subfacility.  As a subfacility under the
Line of Credit, subject to the terms and conditions of this Agreement, Lender agrees during the term of this Agreement to issue or cause an Affiliate to issue letters of credit for the account of one or more Borrowers for purposes reasonably acceptable to Lender ("Letters of Credit"); provided however, (i) that the aggregate Letter of Credit
Usage will not at any time exceed $1,000,000 and (ii) Lender shall have determined that there is Availability for any such Letter of Credit. The form and substance of each Letter of Credit will be subject to approval by Lender, in its reasonable discretion, and Borrowers shall execute and deliver such additional letter of credit agreements, applications and other documents required by Lender as a condition to the issuance of any Letter of Credit. Each Letter of Credit will be issued for a term not to exceed 365 days, as designated by any Borrower; provided that no Letter of Credit will have an expiration date after the Maturity Date. Each Letter of Credit will be issued under, and subject to, the additional terms and conditions of the letter of credit agreements, applications and any related documents required by Lender. Each drawing paid under a Letter of Credit will be deemed an Advance under the Line of Credit and will be repaid by Borrowers in accordance with the terms and conditions of this Agreement applicable to such Advances; provided however, that if Advances under the Line of Credit are not available for any reason at the time any drawing is paid by Lender, then Borrowers will immediately pay to Lender the full amount drawn, together with interest on such amount from the date such drawing is paid to the date such amount is fully repaid by Borrowers, at the rate of interest applicable to Advances under the Line of Credit. In such event Borrowers agree that Lender may debit any account maintained by any of the Borrowers with Lender for the amount of any such drawing. "Letter of Credit Usage" means, as of any date, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit, and (ii) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a deemed Advance.

	(e)	Borrowing and Repayment. So long as Lender has not
separately agreed that Borrowers may use Lender's Loan Manager service ("Loan Manager"), each of the Borrowers may from time to time during the term of the Line of Credit request Advances, partially or wholly repay amounts outstanding under the Line of Credit, and reborrow the same, subject to all of the limitations, terms and conditions contained in this Agreement. Any request for Advance must be received by Lender no later than 11:00 a.m. (Eastern time) on the Business Day that funding is requested. If at any time the aggregate outstanding Advances under the Line of Credit exceeds the lesser of (i) the Maximum Revolver Amount minus Letter of Credit Usage or (ii) the Borrowing Base, Borrowers will immediately pay Lender such excess. No request for an Advance will be deemed received until Lender acknowledges the request. All Advances requested on behalf of any Borrower by Persons with authorization (as evidenced by the authorizing Resolutions of such Borrower) or by Persons that Lender believes, in good faith, are properly authorized by a Borrower will be repaid by Borrowers.

	(f)	Advances Through Loan Manager.  If Lender has separately
agreed that Borrowers may use Loan Manager, Advances (i) will be made solely by Loan Manager, and (ii) will be initiated by Lender and credited to a Borrower's operating account maintained with Lender as Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in such Borrower's operating account maintained with Lender, subject to Availability. Lender may terminate Borrowers' access to the Loan Manager service at any time in its sole discretion. If Lender terminates Borrowers' access to Loan Manager, each Borrower may continue to request Line of Credit Advances as provided in Section 1.1(e) so long as no Default or Event of Default shall have occurred and be continuing. Lender will have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Availability.

	(g)	Protective Advances: Advances to Pay Obligations Due.
Lender may make Advances under the Line of Credit in its Permitted Discretion for any reason at any time without request of any Borrower and without any Borrower's compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Lender's interest in Collateral or to perform any of Borrowers' obligations under this Agreement, or (ii) apply the proceeds to any Obligations then due and payable.

	(h)	Payments; Lockbox and Collection Account.  All payments by
Borrowers will be made as directed by Lender or as otherwise specified in the other Loan Documents, without setoff, counterclaim or defense.
Loan Parties will instruct all Account Debtors to make payments either directly to the lockbox established with Lender (the "Lockbox") for deposit by Lender directly to a deposit account established with Lender (the "Collection Account"), or instruct them to deliver such payments to Lender by wire transfer, ACH, or other means as Lender may direct for deposit to the Lockbox or Collection Account or for direct application to reduce outstanding Advances or such other Obligations as Lender shall determine; provided, that Loan Parties shall not be required to establish the Lockbox unless requested by Lender after the occurrence of an Event of Default. All payments (including, without limitation, payments under Section 1.9) received by Lender will be applied to reduce outstanding Obligations in such manner as Lender determines in its sole discretion. If any Loan Party receives payment or the proceeds of Collateral directly, such Loan Party will promptly deposit the payment or proceeds into the Collection Account. Until deposited, each Loan
Party will hold all such payments and proceeds in trust for Lender without commingling with other funds or property. For purposes of calculating Availability, unless otherwise provided in any cash management or other agreement between any of the Loan Parties and Lender, each payment will be applied to the Obligations as of the first Business Day following the Business Day of deposit to the Collection Account of immediately available funds or other receipt of immediately available funds by Lender, provided such payment is received in accordance with Lender's usual and customary practices as in effect from time to time. Any payment received by Lender that is not a transfer of immediately available funds will be considered provisional until the item or items representing such payment have been finally paid under applicable law. Should any payment item not be honored when presented for payment, then Borrowers will be deemed not to have made such payment, and that portion of Borrowers' outstanding Obligations corresponding to the amount of such dishonored payment item will be deemed to bear interest as if the dishonored payment item had never been received by Lender. Each reduction in outstanding Obligations resulting from the application of such payment to the outstanding Obligations will be accompanied by an equal reduction in the amount of outstanding Accounts.

	(i)	Charges to Loan Account; Clearance Charge.  Lender will
maintain an account on its books and records in the name of Borrowers (the "Loan Account") in which will be recorded all Advances made by Lender, the Term Loan, all Letters of Credit issued and all other payment Obligations. Borrowers authorize Lender to collect all principal, interest and fees due under the Line of Credit and Term Loan facility by charging the Loan Account, or any other deposit account maintained by any Borrower with Lender. Should there be insufficient funds in the Loan Account or any such other account to pay all such sums when due, the full amount of such deficiency will be immediately due and payable by Borrowers. All cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds) (collectively, "Collections") received by Lender will be applied as provided in Section 1.1(h). All monthly statements relating to the Loan Account or such account will be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender absent manifest error or unless Borrowers deliver written objection to Lender within 30 days after receipt by Borrowers. Obligations paid with Collections will continue to accrue interest at the rate then applicable to Advances for one Business Day following the Business Day that such Collections were applied to the Obligations. This one Business Day clearance charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers (and will apply whether or not there are any outstanding Obligations). The parties acknowledge and agree that the economic benefit of the these provisions will accrue exclusively to Lender.

	(j)	Mandatory Payment of Advances.  If at any time the sum of
the outstanding Advances and Letter of Credit Usage exceeds either the Maximum Revolver Amount or the Borrowing Base (the "Overadvance
Amount"), then Borrowers shall immediately upon demand by Lender repay the Obligations in an aggregate amount equal to the Overadvance Amount. If payment in full of outstanding Advances is insufficient to eliminate the Overadvance Amount and Letter of Credit Usage continues to exceed the Borrowing Base, Borrowers shall cash collateralize the Letter of Credit Usage in an amount sufficient to eliminate such Overadvance Amount. Borrowers shall further cause the Obligations to be repaid as described in Section 1.9.

	SECTION 1.2.   	TERM LOAN.

	(a)	Term Loan.  Subject to the terms and conditions of this
Agreement, Lender agrees to make a loan (the "Term Loan") to Borrowers through a single disbursement on the Closing Date in an amount equal to $2,800,000. Amounts paid under the Term Loan may not be re-borrowed.

	(b)	Amortization. Borrower shall repay the unpaid principal
amount of the Term Loan in 60 equal monthly installments, each in the amount of $46,666.67, beginning on July 1, 2014, and continuing on the first day of each succeeding month, provided that any remaining unpaid principal balance of the Term Loan and all accrued interest will be due and payable on the Termination Date. Such payments will be collected by Lender by means of an Advance initiated by Lender; provided that (i) Lender shall have no obligation to make any such Advance for such purpose if the conditions precedent in Section 3.2 will not be satisfied on the date of any such Advance or there is not sufficient Availability, and (ii) if Lender elects to not make an Advance, then Borrowers shall be responsible for making the payment of the Term Loan when due.

	(c)	Optional Prepayment.  Borrowers may repay the Term Loan at
any time, in whole or in part. All prepayments under this Section will be applied to the principal installments on the Term Loan in the inverse order of maturity.

	(d)	Interest and Prepayment Fee.  Each payment of the principal
amount of the Term Loan pursuant to Section 1.2(b) or Section 1.9 shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid and the prepayment fee described in the Fee Letter.

	SECTION 1.3. 	 INTEREST/FEES.

	(a)	Interest.  Except as provided in Section 1.3(b), the
outstanding principal balance of Advances and the Term Loan will bear interest, as follows:

(1)	Advances will bear interest on the Daily Balance
of such Advances at a variable per annum rate equal to the sum of (i) the Daily Three Month LIBOR, plus (ii)
3.00%, minus (iii) the Rate Reduction.

(2)	The Term Loan will bear interest on the Daily
Balance of the Term Loan at a variable per annum rate equal to the sum of (i) the Daily Three Month LIBOR, plus (ii) 3.25%, minus (iii) the Rate Reduction.

	(b)	Default Rate.  Upon the occurrence and during the
continuation of an Event of Default (a "Default Period") and at any time following the Termination Date, at the sole discretion of Lender, (i) the outstanding principal balance of Advances and the Term Loan will bear interest on the Daily Balance of such Obligations at a per annum rate equal to 2% above the per annum rate otherwise applicable under
Section 1.3(a); and (ii) The Letter of Credit fee provided for in the Fee Letter will be increased by 2% above the per annum rate otherwise applicable under the Fee Letter (such rate, the "Default Rate")

	Lender may assess the Default Rate commencing as of the date of the occurrence of an Event of Default or as of any date after the occurrence of an Event of Default regardless of the date of reporting or declaration of such Event of Default.

	(c)	Payment of Interest.  Interest will be payable monthly in
arrears on the first day of each month and on the Termination Date.

	(d)	Payment of Fees.  Borrowers will pay to Lender the fees set
forth in the Fee Letter.

	(e)	Computation of Interest and Fees.  Interest and fees will be computed on the basis of a three hundred sixty (360)-day year for the actual number of days elapsed.

	SECTION 1.4. 	 ADDITIONAL COSTS.

	(a)	Capital Requirements. Borrowers will pay Lender, on demand,
for Lender's costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by Lender, using any reasonable method. The costs include, without limitation, (i) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and (ii) any capital requirements relating to Lender's assets and commitments for credit. "Change in Law" means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and
(y) all requests, rules, guidelines or directives promulgated by Lender for International Settlements, the Basel Committee on Banking
Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, will in each case be deemed to be a "Change in Law," regardless of the date enacted, adopted or issued.

	(b)	Illegality; Impractibility; Increased Costs.  In the event
that (i) any change in market conditions or any Change in Law make it unlawful or impractical for Lender to fund or maintain extensions of credit with interest based upon Daily Three Month LIBOR or to continue to so fund or maintain, or to determine or charge interest rates based upon Daily Three Month LIBOR, (ii) Lender determines that by reasons affecting the London Interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining Daily Three Month LIBOR, or (iii) Lender determines that the interest rate based on the Daily
Three Month LIBOR will not adequately and fairly reflect the cost to Lender of maintaining or funding Advances or the Term Loan at the interest rate based upon Daily Three Month LIBOR, Lender will give notice of such changed circumstances to Borrowers and (a) interest on the principal amount of such extensions of credit will then accrue interest at a rate equal to the sum of (x) the Prime Rate plus (y) 2.00% (or, in the case of the Term Loan, 2.25%) minus (z) the Rate Reduction, and (b) Borrowers will not be entitled to elect Daily Three Month LIBOR until Lender determines that the conditions described in clauses (i) through (iii) no longer exist.

	SECTION 1.5.	TERM AND TERMINATION.

	(a)	Termination Date.   Lender's obligations under this
Agreement will continue for a term ending on the earliest of the following (the "Termination Date"): (i) the Maturity Date or (ii) the date the Line of Credit has been terminated by Borrowers or (iii) the date the Lender's obligation to extend further credit under this Agreement terminates following an Event of Default. On the Termination Date, all obligations of Lender to provide Advances or other extensions of credit under this Agreement will automatically terminate and all of the Obligations (other than Obligations under any Hedge Agreement, which will be terminated pursuant to the applicable Hedge Agreement) will immediately become due and payable without notice or demand, and Borrowers will immediately repay all of the Obligations in full (including providing cash collateral (on terms and conditions and pursuant to agreements required by Lender (the "L/C Collateral Conditions")) to be held by Lender for the benefit of Lender in an amount equal to 110% of the then existing Letter of Credit Usage, provided that upon expiration of the then existing Letters of Credit and satisfaction of all Obligations in respect thereof, Lender will promptly return to Borrowers all unused cash collateral). No termination of the obligations of Lender will relieve or discharge Borrowers of their duties, obligations, or covenants under this Agreement or under any other Loan Document. The relevant Bank Product Provider and Lender may require cash collateralization of Obligations with respect to any then existing Bank Product in an amount acceptable to such Bank Product Provider and Lender.

	(b)	Termination of Liens.  Provided that there are no suits,
actions, proceedings or claims pending or threatened against any Person who Borrowers have agreed to indemnify under this Agreement, Lender will, at Borrowers' expense, release or terminate any filings or other agreements that perfect the Lender's Liens in the Collateral upon Lender's receipt of each of the following, in form and content satisfactory to Lender: (i) cash payment in full of all Obligations (including termination of all Obligations under any Hedge Agreement, which will be terminated and paid pursuant to the applicable Hedge Agreement) and completed performance by Borrowers with respect to its other obligations under this Agreement and the other Loan Documents (including providing cash collateral to be held by Lender for the benefit of Lender in an amount equal to 110% of the then existing Letter of Credit Usage and subject to satisfaction of the L/C Collateral Conditions), (ii) evidence that any obligation of Lender to make Advances to Borrowers, issue Letters of Credit or provide any further extensions of credit to or for the benefit of Borrowers has been terminated, (iii) a general release of all claims against Lender and its Affiliates by Borrowers relating to the Line of Credit and Term Loan and Lender's performance and obligations under the Loan Documents, and (iv) an agreement by Borrowers, each Loan Party, and any new lender to Borrowers to indemnify Lender and its Affiliates for any payments received by Lender or its Affiliates that are applied to the Obligations as a final payoff that may later be returned or otherwise not paid for any reason.

	(c)	Termination by Borrowers.   Borrowers may terminate the Line
of Credit at any time prior to the Maturity Date, if they (i) deliver a written notice to Lender of their intention at least 30 days prior to the proposed action, (ii) pay to Lender the applicable termination and prepayment fees specified in this Agreement, and (iii) pay the Obligations in full and satisfies the L/C Collateral Conditions (to the extent of any outstanding Letters of Credit). Any such termination will be irrevocable.

	SECTION 1.6.	SECURITY AGREEMENT.   To secure the Obligations,
each Loan Party and Lender are entering into one or more Security
Agreements, pursuant to which each Loan Party is granting Lender, for the benefit of Lender and Lender's Affiliates, a security interest in the Collateral (as amended from time to time, collectively, the "Security Agreement").

	SECTION 1.7	ADMINISTRATIVE BORROWER.  Each Borrower hereby
irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the "Administrative Borrower") which appointment shall remain in full force and effect unless and until Lender shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Lender with all notices with respect to Advances, Letters of Credit and other extensions of credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances, Letters of Credit and other extensions of credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. Each Borrower hereby jointly and severally agrees to indemnify Lender and hold Lender harmless against any and all liability, expense, loss or claim of damage or injury, made against Lender by any Borrower or by any third party whosoever, arising from or incurred by reason of (i) the handling of the Loan Account and Collateral of Borrowers as provided in this Section 1.7, or (ii) Lender's relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to Lender under this Section 1.7 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of Lender.

	SECTION 1.8	PROMISSORY NOTES.  At the request of Lender, Borrowers
shall deliver and, as applicable from time to time upon Lender's request, amend, modify, restate or reissue, one or more revolver notes and term loan notes to Lender in connection with the Line of Credit and the Term Loan.

	SECTION 1.9	OTHER MANDATORY PREPAYMENTS.

	(a)	Dispositions. Within 1 Business Day after receipt thereof by any Loan Party or any Subsidiary of a Loan Party, Borrowers shall remit to Lender, for application to the Obligations as determined by Lender in its sole discretion, all net proceeds from any voluntary or involuntary sale or other disposition (including casualty losses) of any assets other than sales of Inventory to buyers in the ordinary course of business; provided that, for so long as any portion of the Term Loan remains outstanding, all such proceeds of Equipment (other than proceeds of Equipment not greater than $5,000 in any single transaction or $25,000 in the aggregate during any period of twelve months) shall be applied first to the outstanding balance of the Term Loan, in inverse order of maturities, and then to other Obligations, unless otherwise expressly agreed to in writing by Lender. The provisions of this
Section 1.9(a) shall not be deemed to be implied consent to any sale or disposition otherwise prohibited by the terms and conditions of this Agreement.

	(b) 	Extraordinary Receipts. Within 1 Business Day after receipt
by any Loan Party or any Subsidiary thereof of any Extraordinary
Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

	(c)	Indebtedness. Within 1 Business Day after the incurrence by
any Loan Party or any Subsidiary thereof of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the net cash proceeds received by such Person in connection with such incurrence. The provisions of this Section 1.9(c) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

	(d)	Equity. Within 1 Business Day after the issuance by any Loan
Party or any Subsidiary thereof of any shares of its or their Stock, including through the exercise of options (other than the issuance of ordinary course Stock of any Borrower to directors, officers and employees of such Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors), Borrowers shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the net cash proceeds received by such Person in connection with such issuance. The provisions of this
Section 1.9(d) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms and conditions of this Agreement.

	(e)	Term Loan. If Lender obtains an appraisal of the eligible
Equipment of Borrowers and such appraisal shows the aggregate unpaid principal amount of the Term Loan to exceed eighty-five (85%) of the Net Orderly Liquidation Value of such Equipment, then Lender may require Borrowers to immediately prepay the unpaid principal of the Term Loan in the amount of such excess.

                             ARTICLE II
                     REPRESENTATIONS AND WARRANTIES

	Each of the Loan Parties makes the following representations and warranties to Lender, which representations and warranties will survive the execution of this Agreement and will continue in full force and effect until the full and final payment, and satisfaction and discharge of all Obligations:

	SECTION 2.1.	LEGAL STATUS.   Each Loan Party is duly
organized, validly existing and in good standing under the laws of the State of its organization and is qualified or licensed to do business and is in good standing in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected to cause a Material Adverse Change. Each Loan Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to possess such items could not reasonably be expected to cause a Material Adverse Change.

	SECTION 2.2.	AUTHORIZATION AND VALIDITY.      The Loan
Documents have been duly authorized and constitute legal, valid and binding agreements and obligations of each Loan Party or the party which executes the same, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, similar laws affecting creditors' rights generally, or general principles of equity. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party do not violate any provision of any law or regulation, or contravene any provision of such Loan Party's organizational documents or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Loan Party is a party or by which such Loan Party or its assets may be bound.

	SECTION 2.3.	LITIGATION.   There are no pending, or to the
best of each Loan Party's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which involve more than $100,000 or which could reasonably be expected to cause a Material Adverse Change, other than those disclosed on Schedule B.

	SECTION 2.4.	FINANCIAL STATEMENTS.  The annual financial
statements of each Loan Party dated for such Loan Party's most recent fiscal year ended, and all interim financial statements delivered to Lender since such date and prior to the date of this Agreement (a) are complete and correct and present fairly the financial condition of such Loan Party, (b) disclose all liabilities of such Loan Party that are required to be reflected or reserved against under generally accepted accounting principles, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other accounting rules or standards having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary at "fair value" ("GAAP"), whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no Material Adverse Change.

	SECTION 2.5.	TAXES.  Each Loan Party has timely filed all tax
returns and reports of such Loan Party required to be filed by it, and paid when due all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon such Loan Party and its assets, income, businesses and franchises that are due and payable. None of the Loan Parties are aware of any unpaid tax or assessment or proposed tax or assessment against any Loan Party except
(i) as set forth on Schedule B, (ii) taxes owing for current or future periods that are not yet due and payable and (iii) taxes that are being Properly Contested.

	SECTION 2.6.	ERISA.  Each Loan Party is in compliance in all
material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); No Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by such Loan Party (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by such Loan Party; each Loan Party has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

	SECTION 2.7.	OTHER OBLIGATIONS.  None of the Loan Parties are
in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

	SECTION 2.8.	ENVIRONMENTAL MATTERS.  Except as set forth on
Schedule B, (i) each of the Loan Parties is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations related to such statutes, which govern or affect any Loan Party's operations and/or properties, except for such failures to comply that could not reasonably be expected to result in a Material Adverse Effect or could not reasonably be expected to subject the Loan Parties to liabilities (including for remediation), individually or in the aggregate, in an amount in excess of $250,000, (ii) no Loan Party has any liabilities under applicable environmental laws, and (iii) no Loan Party knows or has received written notice of a possible claim, investigation, assessment or remedial or response action relating to any environmental laws or hazardous materials. None of the operations of any Loan Party is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. No Loan Party has any material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

	SECTION 2.9.	COMPLIANCE WITH LAWS, ETC.  No Loan Party is an
"investment company" or a company "controlled" by an "investment company" under the Investment Company Act. No Loan Party is engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Each Loan Party has complied in all material respects with the Federal Fair Labor Standards Act. No Loan Party has violated any laws, ordinances or rules, the violation of which could reasonably be expected to result in a Material Adverse Change or subject Loan Parties to costs or liability in excess of $100,000.

	SECTION 2.10.	MATERIAL CONTRACTS.  Set forth on Schedule B is
a detailed description of the Material Contracts of each Loan Party as of the Closing Date. Except for matters which could not reasonably be expected to result in a Material Adverse Change, each Material Contract
(a) is in full force and effect and is binding upon and enforceable against such Loan Party and, to such Loan Party's knowledge, after due inquiry, each other Person that is a party in accordance with its terms,
(b) has not been otherwise amended or modified, and (c) is not in default due to the action or inaction of such Loan Party.

	SECTION 2.11.	INFORMATION CERTIFICATE.  All of the
information, disclosures, representations, and warranties contained in the Information Certificate are true, complete, correct and accurate as of the Closing Date.

	SECTION 2.12.	NO EVENT OF DEFAULT.  No Default or Event of
Default has occurred and is continuing under this Agreement.

	SECTION 2.13.	NO OTHER LIENS.    No Loan Party has mortgaged,
pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Lender and except for Permitted Liens.

                            ARTICLE III
                            CONDITIONS

	SECTION 3.1.	CONDITIONS OF INITIAL EXTENSION OF CREDIT.  The
obligation of Lender to make the initial Advance or other initial extension of credit under this Agreement is subject to the fulfillment to Lender's satisfaction of each of the following conditions: (i) all Loan Documents (including promissory notes evidencing the Line of Credit and the Term Loan, pursuant to Section 1.9) and all other documents relating to this Agreement will have been executed and delivered, and Lender will have received copies of each Loan Party's organizational documents, satisfactory authorizing resolutions and recent good standing certificates for each Loan Party, as well as opinions of counsel to the Loan Parties, in each case satisfactory to Lender, (ii) Lender will have confirmed to its satisfaction that there has been no Material Adverse Change since the date of the last financial statements provided to Lender, (iii) Uniform Commercial Code and other searches and all Uniform Commercial Code and other filings deemed necessary by Lender will have been completed and will have confirmed Lender's first-priority Liens in the Collateral and the results thereof will be otherwise satisfactory to Lender, (iv) all insurance policies and other documents, agreements and actions required by this Agreement and the other Loan Documents will have been completed and will be in place, (v) no event which would constitute a Default or an Event of Default will have occurred, (vi) Lender will have received all required Collateral Access Agreements,
(vii) Lender shall have received all financial information of each Loan Party required by this Agreement, including, without limitation, all financial projections, and monthly income statements, balance sheets and cash flow projections for a period determined by Lender, (viii) Lender will have completed its business, legal, and Collateral due diligence, including (a) a Collateral examination, appraisals and review of each Loan Party's Inventory, books and records and a verification of each Loan Party's representations and warranties to Lender, together with an appraisal of the Equipment of each Borrower and its Subsidiaries, and an updated collateral examination if the Closing Date shall occur more than 60 days after the initial collateral examination and audit of Borrowers and their Subsidiaries, in each case with results satisfactory to Lender, (b) an inspection of each of the locations where the Inventory of each Loan Party is located, the results of which must be satisfactory to Lender, (c) vendor and customer references (to the extent required by Lender in its discretion) and invoice verifications, (d) review of material contracts, if applicable, and (e) regulatory and related diligence, including credit and or background investigations and other diligence required by law, (ix) Borrowers will have Excess Availability of at least $3,000,000 after giving effect to (A) the initial Advance and other initial extensions of credit under this Agreement, (B) the payment of all fees and Lender Expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents, and (C) the payment of past due accounts payable, (x) Lender will have obtained final credit approval, (xi) a letter, acceptable to Lender, from Fifth Third Bank ("Existing Lender") to Lender confirming the amount necessary to repay in full all of the obligations of the Loan Parties and its Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of the Loan Parties and their Subsidiaries, (xii) each Loan Party will have received all licenses, approvals and certifications required by any governmental authority necessary in connection with the execution of this Agreement and the Loan Documents and the completion of the transactions contemplated by this Agreement and shall have paid all taxes with respect thereto (including Florida documentary stamp taxes or, as applicable, affidavits of out of state execution), and (xiii) all other conditions required by Lender shall have been fulfilled to Lender's satisfaction and all other deliverables required by Lender shall have been delivered to Lender's satisfaction, including without limitation the following:

	(a)	a Guaranty executed by each Guarantor on Lender's standard
		form;

        (b)	one or more certificates required by Lender or its counsel
        	related to the matters described in this Section 3.1, including as to customary incumbency and corporate information, closing matters and Material Contracts;

        (c)	Control Agreements executed by the applicable Loan Party and
	        each Controlled Account Bank;

        (d)	establishment of Wells Fargo cash management, operating
	        accounts and collection accounts;

        (e)	execution and delivery of Letter of Credit applications and
	        agreements;

        (f)	Lender shall have received evidence of the dissolution of
	        Computerized Waste Systems, LLC, ISA Recycling, LLC, and Waste Equipment Sales & Service Co., LLC;

        (g)	Lender shall have received a duly executed letter agreement
	        satisfactory to Lender from K & R, LLC as contemplated by
        	Section 5.3(g)(i) and which, among other things, addresses certain matters in connection with the payment of amounts contemplated by Section 5.9(f);

        (h)	Lender shall have received a duly executed Certificate
	        Regarding Equipment satisfactory to Lender from a duly authorized office of Administrative Borrower on behalf of itself and the other Borrowers;

        (i)	Lender shall have received all original certificates of
	        title or similar title documents for all of the Loan Parties' owned vehicles and Equipment which are subject to certificate of title or similar statutes (as contemplated in Section 9-311 of the Code), together, in each case, with duly executed releases and applications for lien notations to reflect Lender as the sole lienholder on such vehicles and Equipment; and

        (j)	Borrowers shall have received and remitted to Lender net
	        cash proceeds of a cash equity investment in Parent, on terms satisfactory to Lender in its Permitted Discretion, pursuant to the Equity Investment Documents, in an amount not less than $3,000,000, and Lender shall have received true, correct and completed copies of such documents evidencing such cash equity investment (and any corresponding warrant agreements), including the Equity Investment Subordination Agreement.

	SECTION 3.2.	CONDITIONS OF EACH EXTENSION OF CREDIT.  The
obligation of Lender to make any Advance or any other extension of credit requested by Borrowers at any time will be subject to the fulfillment to Lender's satisfaction of each of the following conditions:

	(a)	The representations and warranties of the Loan Parties
contained in this Agreement and in the other Loan Documents shall be true and correct on and as of the date of such Advance or such extension of credit as though made on and as of such date; and

	(b)	No Default or Event of Default shall have occurred and be
continuing on the date of such Advance or such extension of credit, nor shall either result from the making of such Advance or extension of credit.

	Any request for an Advance or for any other extension of credit will be deemed to be a representation by Borrowers that the statements set forth in this Section 3.2 are correct as of the time of such request and if such request is for an Advance or a Letter of Credit, sufficient Availability exists for such Advance to be made or such Letter of Credit to be issued.

                               ARTICLE IV
                          AFFIRMATIVE COVENANTS

	Each Borrower and each of the other Loan Parties covenants that so long as Lender remains committed to make any Advance or extend any other credit to Borrowers or any Obligations remain outstanding, each Loan
Party will and will cause each other Loan Party to:

	SECTION 4.1.	FINANCIAL STATEMENTS.  Provide to Lender the
financial information set forth on Schedule C, in form and detail satisfactory to Lender, within the time periods set forth in Schedule C.

	SECTION 4.2.	COLLATERAL REPORTING.  Provide to Lender all of
the information set forth on Schedule D, in form and detail satisfactory to Lender, within the time periods set forth in Schedule D, and delivered electronically through Lender's Commercial Electronic Office (or such other delivery method elected by Lender). On and at all times after the Closing Date, Borrowers shall maintain an electronic collateral reporting system satisfactory to Lender in its Permitted Discretion.

	SECTION 4.3.	FINANCIAL COVENANTS.   Comply with each of the
following financial covenants:

	(a)	MINIMUM EBITDA.  Parent and its Subsidiaries shall achieve
EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:


     Applicable Amount                    Applicable Period
	$(271,000)			For the 1-month period
					ending June 30, 2014
	$56,000				For the 2-month period
					ending July 31, 2014
	$383,000			For the 3-month period
					ending August 31, 2014
	$688,000			For the 4-month period
					ending September 30, 2014
	$991,000			For the 5-month period
					ending October 31, 2014
	$1,279,000			For the 6-month period
					ending November 30, 2014
	$1,538,000			For the 7-month period
					ending December 31, 2014
	$1,770,000			For the 8-month period
					ending January 31, 2015
	$2,001,000			For the 9-month period
					ending February 28, 2015
	$2,296,000			For the 10-month period
					ending March 31, 2015
	$2,553,000			For the 11-month period
					ending April 30, 2015
	$2,789,000			For the 12-month period
					ending May 31, 2015
	(b)	CAPITAL EXPENDITURES.  Parent and its Subsidiaries shall not make Capital Expenditures, measured on a month-end basis, in excess of the maximum amount set forth in the following table for the applicable period set forth opposite thereto:


     Applicable Amount			  Applicable Period

	$200,000			For the 1-month period
					ending June 30, 2014
	$250,000			For the 2-month period
					ending July 31, 2014
	$300,000			For the 3-month period
					ending August 31, 2014
	$350,000			For the 4-month period
					ending September 30, 2014
	$400,000			For the 5-month period
					ending October 31, 2014
	$450,000			For the 6-month period
					ending November 30, 2014
	$500,000			For the 7-month period
					ending December 31, 2014
	$575,000			For the 8-month period
					ending January 31, 2015
	$650,000			For the 9-month period
					ending February 28, 2015
	$725,000			For the 10-month period
					ending March 31, 2015
	$800,000			For the 11-month period
					ending April 30, 2015
	$875,000			For the 12-month period
					ending May 31, 2015
	(c)	FIXED CHARGE COVERAGE RATIO.  Parent and its Subsidiaries
shall maintain a Fixed Charge Coverage Ratio measured monthly on a trailing twelve month basis at the end of each month, beginning with the month ending June 30, 2015 of not less than 1.25 to 1.00.

	SECTION 4.4.	ACCOUNTING RECORDS; INSPECTIONS.  Maintain a
system of accounting that enables Loan Parties to produce financial statements in accordance with GAAP. Each Loan Party will permit any representative of Lender, during normal business hours to inspect, audit and examine such books and records, to make copies of the same, and to inspect the Collateral and the other assets and properties of such Loan Party and to do inspections, exams and appraisals of the Collateral and, without limitation, any real property of the Loan Parties. Prior to the occurrence of an Event of Default, Lender will endeavor to establish with Parent mutually agreeable times for inspections, exams and appraisals but shall be under no obligation to do so and Lender's failure to do so shall not limit its rights to conduct such inspections, exams and appraisals at such normal business hours as it shall elect. Loan Parties will also permit Lender, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account, by mail, telephone, facsimile transmission or otherwise, and, at the request of Lender after the occurrence of an Event of Default, Loan Parties will send requests for verification of Accounts or send notices of assignment of Accounts to Account Debtors.

	SECTION 4.5.	COMPLIANCE.  Preserve and maintain all licenses,
permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents under which each Loan Party is organized and/or which govern each Loan Party's continued existence, and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to each Loan Party and/or its business, the failure to maintain or comply with which could reasonably be expected to cause a Material Adverse Change.

	SECTION 4.6.	MAINTENANCE OF PROPERTIES.  Keep all properties
useful or necessary to each Loan Party's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements so that such properties will be fully and efficiently preserved and maintained.

	SECTION 4.7.	TAXES AND OTHER LIABILITIES.  Pay and discharge
when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, unless being Property Contested.

	SECTION 4.8.	NOTICE TO LENDER.  Promptly (but in no event
more than five (5) Business Days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Default or Event of Default; (b) any change in the name or the organizational structure of any Loan Party, and if any Loan Party or any Guarantor is an individual, any change in the name set forth on such Loan Party's driver's license or other special identification card issued by any state; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; (d) a violation of any law, rule or regulation, the non-compliance with which reasonably could be expected to result in a Material Adverse Change; (e) any termination or cancellation of any insurance policy which any Loan Party is required to maintain, or any loss through liability or property damage, or through fire, theft or any other cause affecting such Loan Party's property in excess of an aggregate of $50,000; (f) any litigation pending or threatened in writing against any Loan Party which, if adversely determined, could reasonably be expected to cause a Material Adverse Change or which involves more than $250,000; (g) (i) any dispute or claims by any of Borrowers' customers exceeding $100,000 individually or in the aggregate during any fiscal year or (ii) any Inventory returned to or recovered by a Loan Party outside of the ordinary course of business with a fair market value exceed $25,000 individually or in the aggregate; or (h) any notice received by a Loan Party regarding violation by a Loan Party of any law (including, without limitation, any notice received from the SEC, PBGC, EPA or any similar state or federal governmental entity) or of any notice from any national securities exchange regarding violation of any listing requirements or stock market rules.

	SECTION 4.9.	INSURANCE.  Maintain insurance customary for the
business in which it is engaged and maintain all risk property insurance coverage covering the full replacement cost of the Collateral, together with general liability insurance, in each case, in form, substance, amounts, under agreements and with insurers acceptable to Lender. The insurance policies must be issued by an insurance company acceptable to Lender and contain a lender loss payable endorsement acceptable to Lender naming Lender as first and sole loss payee with regard to property coverage and as additional insured with regard to liability coverage.

	SECTION 4.10.	DEPOSITORY RELATIONSHIP.  Within 30 days
following the Closing Date (the "Interim Treasury Period"), establish and, at all times thereafter, maintain all of its cash management, collection, and operating accounts with Lender (other than (i) petty cash accounts with a balance of not more than $10,000 in the aggregate at any time, (ii) the BoK Collateral Account, so long as the balance therein at any time does not exceed two months of regularly scheduled principal and interest payments under the BoK Facility, and so long as WESSCO distributes to Parent all amounts permitted to be distributed to Parent pursuant to the terms of the BoK Facility and the BoK Subordination Agreement from time to time (and with such frequency as Lender may request from time to time), (iii) local operating accounts with Branch Banking and Trust Company with a balance of not more than $250,000 (or such lesser amount as Lender may, in its discretion, set from time to time upon notice to Parent) in the aggregate at any time to be used for payments to vendors, provided that the only source of funds for such accounts shall be the Loan Parties' accounts with Lender, and
(iv) cash controlled by one or more Loan Parties for the use by the Loan Parties of paying vendors in the ordinary course of business, in an aggregate amount not to exceed $750,000 (or such lesser amount as Lender may, in its discretion, set from time to time upon notice to Parent) at any time, so long as such cash is securely stored in a manner consistent with the Loan Parties' historical practices). During the Interim Treasury Period and until such time as such accounts have been established at Lender, Loan Parties will maintain cash management services reasonably acceptable to Lender at another bank (a "Controlled Account Bank"). Loan Parties will ensure that each Loan Party and all Account Debtors will deposit all collections of Accounts and all other items of payment directly to a bank account of Loan Parties at such Controlled Account Bank (a "Controlled Account"). During the Interim Treasury Period, each Loan Party will maintain a deposit account control agreement acceptable to Lender (a "Control Agreement") with each Controlled Account Bank with respect to each Controlled Account at such Controlled Account Bank, other than the BoK Collateral Account and local operating accounts with Branch Banking and Trust Company referred to above (which, in each case, shall be subject to the balance restrictions set forth above). Such Control Agreement will provide that the Controlled Account Bank will forward, by daily standing wire transfer, all amounts in the Controlled Account directly to a deposit account as directed by Lender. The Loan Parties shall further ensure that all of their cash is promptly deposited and maintained at a Controlled Account and that no cash is permitted to be held by the Loan Parties except as described in the foregoing clause (iv) of this Section 4.10.

	SECTION 4.11.	MATERIAL CONTRACTS.  Deliver to Lender a copy of
each Material Contract and amendment to Material Contract entered into since the delivery of the previous Compliance Certificate, and at the request of Lender, a "no-offset" letter acceptable to Lender from each customer of a Loan Party which is a party to any Material Contract.
Each Loan Party shall maintain all Material Contracts in full force and effect and shall not default in the payment or performance of any obligations under any Material Contract.

	SECTION 4.12.	COOPERATION.  Take such actions and execute and
deliver to Lender such instruments and documents as Lender will request (including obtaining agreements from third parties as Lender deems necessary) to create, maintain, preserve and protect Lender's first-priority security interest in the Collateral and Lender's rights in the Collateral and to carry out the intent of this Agreement and the other Loan Documents. Without limiting the foregoing, the Loan Parties shall deliver to Lender all original certificates of title or similar title documents for all of the Loan Parties' vehicles and Equipment acquired after the Closing Date which are subject to certificate of title or similar statutes (as contemplated in Section 9-311 of the Code), together, in each case, with duly executed releases and lien notations to reflect Lender as the sole lienholder on such vehicles and Equipment and, in each case, promptly upon each Loan Parties' acquisition of such vehicles and Equipment.

	SECTION 4.13.	REAL PROPERTY.  Without limiting Section 4.12,
(a) deliver from time to time such Collateral Access Agreements as Lender shall request; (b) if any Loan Party becomes owner of any fee interest in any real property after the Closing Date, deliver a duly executed Mortgage in recordable form to Lender with respect to such real property and enter into amendments, supplements and joinders to the Environmental Indemnity Agreement and the Escrow Agreement (together with one or more Mortgages), as applicable, with respect to such real property, in each case in form and substance satisfactory to Lender; and
(c) deliver upon Lender's request such other documents as Lender may from time to time request in its Permitted Discretion to preserve, protect or evidence Lender's interests in the Mortgages and the real property of Loan Parties, and associated documents (including flood certifications, owner's affidavits, certificates and other customary documents and instruments), in each case in form and substance satisfactory to Lender. On the Closing Date, the Loan Parties will execute the Mortgages, which shall be held by Lender pursuant to the Escrow Agreement. Lender agrees that the Mortgages shall not be deemed delivered and that Lender will not record such Mortgages (or any subsequently executed Mortgage with respect any owned real property acquired after the Closing Date that is subject to the Escrow Agreement) until an Event of Default has occurred or is continuing. Upon the occurrence or during the continuance of an Event of Default, the Mortgages subject to the Escrow Agreement shall at Lender's election be deemed delivered and Lender may record any Mortgages in such recording offices as Lender deems necessary or desirable (and take such other enforcement and other actions contemplated by this Agreement, the Escrow Agreement or applicable law), at the sole cost and expense of Borrowers.

	SECTION 4.14.	POST-CLOSING MATTERS.

	(a) On or before the date that is 45 days after the Closing Date, the Loan Parties shall deliver to Lender the original certificates of title for all of their owned vehicles and Equipment which are subject to certificate of title or similar statutes (as contemplated in Section 9-311 of the Code), which shall cover all such vehicles and Equipment referenced in the Certificate Regarding Equipment referred to in Section 3.1(h), together with such affidavit's, lien releases, powers of attorney, security agreements or notices of security interest and other instruments and documents as Lender requests for purposes of noting and perfecting Lender's first priority security interest in the Loan
Parties' vehicles and Equipment.

	(b) The Loan Parties shall cause Parent to be reinstated and qualified as a foreign corporation in good standing in the State of Indiana on or before the date that is 45 days after the Closing Date and shall provide satisfactory evidence of same to Lender on or before such date. The Loan Parties acknowledge and accept that until such time as Parent is reinstated and qualified as a foreign corporation in good standing in the State of Indiana, Lender may deem Accounts and Inventory of Parent, in whole or in part, ineligible for inclusion in the Borrowing Base in Lender's discretion, to the extent such Accounts and Inventory, as applicable, are located in the State of Indiana, owing from Account Debtors in Indiana or otherwise resulting from transactions in the State of Indiana.

	(c) On or before the date that is 90 days after the Closing Date, the Loan Parties shall complete, execute and delivery to Lender environmental questionnaires, based on Lender's standard form, with respect to all real property owned by the Loan Parties.

	(d) On or before the date that is 120 days after the Closing Date, the Loan Parties shall cause any unpermitted Liens of record on their real property interests to be released and provide Lender with satisfactory evidence of same, including, without limitation, with respect to (i) that certain Mortgage between American Property Investors III and Spector Terminals, Inc. recorded in the Office of the Clerk of Jefferson County, Kentucky at book 1773, page 545, (ii) that certain Notice of State Tax Lien recorded in the Office of the Clerk of Jefferson County, Kentucky at book 0781, page 0878, (iii) the Mortgage referred to in that certain Deed made by Metalcenter, Inc. and recorded in the Office of the Clerk of Jefferson County, Kentucky at book 5775, page 947 and (iv) any other matters of record in connection with the foregoing (including any memoranda of lease).

                              ARTICLE V
                          NEGATIVE COVENANTS

	Each Borrower and each Loan Party covenants that so long as Lender remains committed to make any Advance or extend any other credit to Borrowers, or any Obligations remain outstanding, no Borrower and no Loan Party will:

	SECTION 5.1.	USE OF FUNDS.  Use any of the proceeds of any
Advance, the Term Loan or any other credit extended under this Agreement for purposes other than (i) to repay in full, the outstanding principal, accrued interest, and accrued fees and expenses owing by Borrowers under Borrowers' existing credit facility with, and notes payable to, Existing Lender, (ii) to pay past due accounts payable existing as of the Closing Date, (iii) to pay Lender Expenses incurred in connection with this Agreement and the other Loan Documents, and (iv) thereafter, consistent with the terms of this Agreement, for working capital and other business purposes of Borrowers. The Borrowers will not use the proceeds of any extension of credit to purchase or carry margin stock or for any other purpose that violates the terms of Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

	SECTION 5.2.	OTHER INDEBTEDNESS.  Create, incur, assume or
permit to exist any Indebtedness of Borrowers, except (a) the Obligations and (b) Permitted Indebtedness. "Indebtedness" means the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several: (i) all obligations for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase or similar financing arrangement or for the deferred purchase price of property or services); (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a Lien on any asset of any of the Loan Parties, whether or not such obligation or liability is assumed; (vi) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices); (vii) all guaranties of the obligations of another Person; and (viii) all obligations owing under Hedge Agreements (which amounts will be calculated based on the amount that would be payable by Borrowers if the Hedge Agreement were terminated on the date of determination). "Permitted Indebtedness" means (a) Indebtedness of Borrowers described on Schedule B; (b) purchase money indebtedness incurred in connection with the financing of the purchase by Borrowers of fixed assets (including capitalized leases), so long as, in each case, (i) no more than an aggregate principal amount of $1,000,000 of such indebtedness is incurred between the Closing Date and December 31, 2014, (ii) no more than an aggregate principal amount of $2,000,000 of such indebtedness is incurred between the Closing Date and December 31, 2015, (iii) the terms of such indebtedness, and the documentation delivered in connection therewith, are in form and substance satisfactory to Lender in its Permitted Discretion, are and (iv) any Liens securing any of such indebtedness shall secure only the fixed assets purchased (or, in the case of capitalized leases, leased) with the proceeds of such indebtedness; (c) Indebtedness of WESSCO under the BoK Facility existing as of the Closing Date (less any principal payments on account of the BoK Facility after the Closing Date); (d) the Hedge Agreement with The Bank of Kentucky as in existence on the Closing Date; (e) the Parent-WESSCO Note as in existence on the Closing Date and fully disclosed to the Lender, so long as the Loan Parties comply with
Section 5.12 with respect thereto; (f) additional unsecured Indebtedness or unsecured liabilities incurred in the ordinary course of business not to exceed $500,000 in the aggregate at any one time outstanding.

	SECTION 5.3.	MERGER, CONSOLIDATION, TRANSFER OF ASSETS,
TRANSACTIONS OUTSIDE THE ORDINARY COURSE OF BUSINESS. Cause, permit, participate in or suffer to occur, any of the following: (a) merge with or consolidate with any other Person; provided, that upon at least 10 Business Days prior written notice to Lender, any Loan Party (other than Parent) may merge into another Loan Party so long as, in connection with any merger of a Borrower and a Guarantor, the Borrower shall be the surviving entity; (b) make any substantial change in the nature of any Loan Party's business as conducted as of the Closing Date; (c) make any material change in the existing executive management personnel of Borrowers, provided that, except in the case of Sean Garber (unless Lender provides prior written consent to the contrary), in the event of the death, disability, resignation, or termination of any existing executive management personnel of Borrowers, Borrowers shall have ninety
(90) days after such death, disability, resignation, or termination to appoint a replacement executive reasonably acceptable to Lender; (d) liquidate or dissolve any Loan Party's business; provided, that any Loan Party (other than Parent) may dissolve so long as the assets of any such Person are distributed to a Loan Party upon dissolution and Lender shall have received at least 10 Business Days prior written notice of such dissolution; (e) become a member or partner in a joint venture, partnership or limited liability company; (f) acquire all or substantially all of the assets of any other Person (or any division, business unit or line of business of any other entity), or acquire any assets outside the ordinary course of any Loan Party's business; (g) sell, lease, transfer or otherwise dispose of any of any Loan Party's assets, except for the sale of Inventory in the ordinary course of its business and except for the sale of the real property located at 1565 East 4th Street, Seymour, Indiana, so long as (i) such sale is consummated pursuant to the purchase documentation delivered to Lender on or prior to the Closing Date, including that certain letter agreement dated the Closing Date by and among Indiana Real Estate, K & R LLC and Lender, and (ii) the full purchase price for such real property, which is expected to be approximately $840,000, is remitted directly to Borrowers at a deposit account maintained with Lender (or, if required by Lender, to a collections account of the Loan Parties maintained by Lender for application to the Obligations); (i) enter into any other transaction outside the ordinary course of business (including any sale and leaseback transaction); or (j) liquidate, wind up, or dissolve itself or suspend or cease operation of a substantial portion of its business.

	SECTION 5.4.	GUARANTIES.  Guarantee or become liable in any
way as surety, endorser, accommodation endorser or otherwise for any liabilities or obligations of any other Person, except for unsecured guarantees of the BoK Facility existing as of the Closing Date.

	SECTION 5.5.	LOANS, ADVANCES, INVESTMENTS.  Make any
investment in any Person, whether in the form of loans, advances, guarantees, capital contributions, or other investment (except (a) those presently existing and disclosed on Schedule B, and (b) additional other investments in amounts not to exceed an aggregate of $25,000 in any fiscal year, so long as not otherwise restricted or prohibited under any other Section of this Agreement) or acquisition of Stock or Indebtedness of any Person.

	SECTION 5.6.	DIVIDENDS, DISTRIBUTIONS.  Declare or pay any
dividend or distribution (either in cash or any other property in respect of any Stock in any Loan Party) or redeem, retire, repurchase or otherwise acquire any Stock of any Loan Party, other than dividends and distributions by Subsidiaries of Parent to Parent.

	SECTION 5.7.	LIENS.  Mortgage, pledge, grant or permit to
exist a security interest in, or Lien upon, all or any portion of any Loan Party's assets now owned or subsequently acquired, except (a) Liens in favor of Lender and (b) Permitted Liens. "Lien" means, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or its income, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the above, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction. "Permitted Lien" means (a) Liens for unpaid taxes, assessments, or other governmental charges or levies that are not yet delinquent, or the validity or amount of which is being Properly Contested (without giving effect to clause
(e) of the definition thereof) so long as such Lien is unperfected, is not being enforced by the holder thereof and Lender's Lien has priority over such Lien; (b) Liens set forth on Schedule B; (c) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (d) purchase-money Liens or the interests of lessors under capital leases to the extent that such Liens or interests secure Permitted Indebtedness consisting of purchase-money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the cash proceeds, and (ii) such Lien only secures the purchase-money Indebtedness that was incurred to acquire the asset purchased or acquired; (e) Liens on assets of WESSCO securing the BoK Facility to the extent such Liens are subject at all times to the BoK Subordination Agreement, and (f) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law and incurred in good faith in the ordinary course of business, which do not arise as a result of delinquent payments or which are being Properly Contested, in each case, so long as such Lien is unperfected, is not being enforced by the holder thereof and Lender's Lien has priority over such Lien.

	SECTION 5.8.	AGREEMENTS NOT TO ENCUMBER.  Agree with any
Person other than Lender not to grant or allow to exist a Lien upon any of its property, or covenant to any other Person that such Loan Party in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of such Loan Party's property, other than Permitted Liens, and other than as set forth in the BoK Facility as in existence on the Closing Date with respect to the assets of WESSCO.

	SECTION 5.9.	AFFILIATE TRANSACTIONS.  Directly or indirectly
enter into, or permit to exist, any material transaction with any Affiliate of any Loan Party, except for (a) transactions that are in the ordinary course of such Loan Party's business, and are on fair and reasonable terms that are no less favorable to such Loan Party than would be obtained in an arm's length transaction with a non-affiliated Person, (b) so long as it has been approved by such Loan Party's board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and directors of such Loan Party in the ordinary course of business and consistent with industry practice, (c) the Management Agreement as in existence on the date hereof or as amended in accordance with the Management Fee Subordination Agreement, (d) the lease of certain property at 7020 and 7100 Grade Lane, Louisville, Kentucky from The Harry Kletter Family Limited Partnership (as assignee from K & R Corporation) as in existence on the Closing Date and to the extent fully disclosed to Lender, (e) the lease of certain equipment from K & R, LLC as in existence on the Closing Date and to the extent fully disclosed to Lender, and (f) the receipt of a deposit from K & R, LLC in connection with a purchase of real property located at 1565 East 4th Street, Seymour, Indiana occurring prior to the Closing Date; provided, that the Loan Parties shall not return such deposit unless, concurrently with a sale of the real property located at 1565 East 4th Street, Seymour, Indiana that is permitted by the terms of this Agreement, no Default or Event of Default has occurred, before and immediately after giving effect to such transactions and the return of such deposit, and the purchase price received by the Loan Parties is equal to or greater than the amount of such deposit.

	SECTION 5.10.	ORGANIZATIONAL CHANGES.  Change its name, chief
executive office, principal residence, organizational documents, organizational identification number, state of organization, organizational identity or "location" as defined in Section 9-307 of the Code.

	SECTION 5.11.	CHANGE OF ACCOUNTING METHOD.  Modify or change
its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

	SECTION 5.12.	PARENT-WESSCO NOTE.  Modify or change the
Parent-WESSCO Note as in existence on the Closing Date or make any payment on account of the Parent-WESSCO Note before the maturity date thereof (and, in any case, no earlier than July 31, 2019) or, in the case of WESSCO, accept or retain any payment on account of the Parent-WESSCO Note before the maturity date thereof (and, in any case, no earlier than July 31, 2019)


                             ARTICLE VI
                          EVENTS OF DEFAULT

	SECTION 6.1.	EVENTS OF DEFAULT.  The occurrence of any of the
following will constitute an "Event of Default" under this Agreement:

	(a)	Any Borrower fails to pay when due any Obligation.

	(b)	Any financial statement or certificate furnished to Lender
in connection with, or any representation or warranty made or deemed made by any Borrower or any other Loan Party under this Agreement or any other Loan Document proves to be incorrect, false or misleading when furnished or made (or deemed made).

	(c)	Any default in the performance of or compliance with any
obligation, covenant, agreement or other provision contained in this Agreement or in any other Loan Document (other than those specifically described elsewhere in this Section 6.1), or any other obligation of any Loan Party to Lender.

	(d)	(i) Any default in the payment or performance of any
obligation under, or any defined event of default occurs, in each case, after giving effect to any applicable grace or cure periods, under the terms of any contract, instrument or document that constitutes a Material Contract or which involves amounts or liabilities in excess of $100,000 (other than any of the Loan Documents) between Loan Party and any third party or which Loan Party has guaranteed including, without limitation, the BoK Facility, (ii) any demand for payment is made in connection with a Hedge Agreement binding a Loan Party or its assets in an amount, individually or in the aggregate, exceeding $50,000, (iii) any customer of the Loan Parties which contributed 20% or more of the Loan Parties' consolidated revenues over the immediately preceding period of twelve months then ending becomes subject to an Insolvency Proceeding or notifies a Loan Party or announces publicly that such customer will no longer purchase Inventory from the applicable Loan Party, or may purchase materially less Inventory (in each case, whether as a result of a general change in such customer's business, as a result of a change in the relationship of such customer with the Loan Parties or otherwise), or (iv) any payment shall be made on account of the BoK Facility by any Loan Party or any demand for payment is made on account of the BoK Facility against any Loan Party (including, without limitation, against Parent under any guaranty), other than for payments by WESSCO in accordance with the terms of this Agreement, the BoK Facility and the BoK Subordination Agreement.

	(e)	Any Loan Party becomes insolvent, or becomes the subject of
an Insolvency Proceeding.

	(f)	Any judgment, order or award for the payment of money in an
amount in excess of $100,000 is entered or filed against any Loan Party, or with respect to any of their respective assets, and such judgment, order or award is not covered by insurance and remains outstanding for 10 or more days (or, if longer, until the applicable deadline for filing appeals has expired, but in any event not to exceed 30 days after the date such judgment is entered).

	(g)	There exists or occurs any of the following (each, a
"Material Adverse Change"): (i) any event or condition that impairs the ability of the Borrowers to repay or perform any of the Obligations or the ability of the other Loan Parties to perform their obligations, or
(ii) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Loan Parties taken as a whole, or (iii) a material impairment of the ability of any Loan Party to perform its obligations under the Loan Documents or of Lender's ability to enforce the Obligations or realize upon any of the Collateral, or (iv) a material impairment of the enforceability or priority of Lender's Liens with respect to any of the Collateral, or (v) any claim against any Loan Party initiated by appropriate legal proceedings or initiation of litigation which if determined adversely to any Loan Party, would result in the occurrence of any of the above events, or (vi) the equity interests of Parent cease to be listed on the NASDAQ Capital Market or Parent receives from the NASDAQ or any governmental entity notice that such equity interests shall be de-listed.

	(h)	The dissolution or liquidation of any Loan Party if a
corporation, limited liability company, partnership, joint venture or other type of entity; the death or incapacity of any Loan Party if an individual; any Loan Party, or any of its directors, stockholders or members, takes action seeking to affect the dissolution or liquidation of any Loan Party.

	(i)	Any Loan Party makes any payment on any Indebtedness which
is subject to a subordination agreement in favor of Lender, in violation of such subordination agreement.

	(j)	Any government authority takes action that Lender in good
faith believes materially adversely affects any Loan Party's financial condition or ability to repay any of its obligations; any indictment or conviction of any Borrower, any Loan Party or an officer, director or stockholder of any Borrower or any Loan Party for a felony offense under state or federal law or any Borrower or any Loan Party appoints an officer, director or accepts a stockholder who has been convicted of any such felony offense.

	(k)	Lender fails to have a first-priority security interest in
the Collateral, subject to no other Liens except Permitted Liens.

	(l)	Any Loan Party repudiates or revokes or purports to
repudiate or revoke any obligation under its Guaranty or under any other Loan Document to which it is a party.

	(m)	(i) The Estate of Harry Kletter, The Harry Kletter Family
Limited Partnership and K & R, LLC fail to, together, own and (through proxies by both Orson Oliver and Sean Garber) control the Stock of Borrowers as owned by such Persons on the Closing Date, (ii) Parent ceases to directly own and control 100% of the Stock of each of the other Borrowers and Loan Parties, (iii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of Stock representing more than 20% of the aggregate voting power represented by the issued and outstanding Stock of Parent (on a fully diluted basis),
(iv) a Change of Control Transaction (as defined in the Management Agreement) occurs or (v) any merger, acquisition, consolidation or similar arrangement is entered into between any Loan Parties and Algar or its Affiliates.

	(n)	The Management Agreement shall terminate, expire or
otherwise be of no force or effect (including at its stated maturity), for any reason.

	(o)	(i) Any default or breach shall occur under the Equity
Investment Documents or (ii) Borrowers shall become obligated to pay the Loss of Liquidity Fee referenced in the Equity Investment Documents.

	SECTION 6.2.	REMEDIES.  Upon the occurrence and during the
continuation of an Event of Default, Lender may (in each case under clause (a) or (b) by written notice to Borrowers; provided that no such notice shall be required with respect to an Event of Default with respect to Borrowers under Section 6.1(e)): (a) declare the Obligations (other than Obligations under any Hedge Agreement, which may be accelerated pursuant to the terms of the applicable Hedge Agreement) immediately due and payable, at which time such Obligations shall be immediately due and payable and each Borrower shall be obligated to immediately repay all of such Obligations in full, without presentment, demand, protest, notice of dishonor, or other notice of any kind or other requirement of any kind, all of which are hereby expressly waived by Borrowers; (b) declare the obligations, if any, of Lender to make further Advances or other extensions of credit under this Agreement and any of the Loan Documents terminated, at which time such obligations will immediately cease and terminate; (c) by written notice to Borrowers, require Borrowers to cash collateralize the Letter of Credit Usage in an amount equal to 110% of such Letter of Credit Usage and (d) exercise any or all rights, powers and remedies available under the Security Agreement and each of the other Loan Documents (including, without limitation, recordation of the Mortgages and any enforcement actions with respect thereto, all at Borrowers' sole cost and expense), or accorded by law or equity. All rights, powers and remedies of Lender may be exercised at any time by Lender and from time to time after the occurrence and during the continuation of an Event of Default, and the same are cumulative and not exclusive, and will be in addition to any other rights, powers or remedies provided by law or equity. Upon the occurrence of any Default or Event of Default described in Section 6.1(e) with respect to Borrowers, any obligation of Lender to make Advances or provide any further extensions of credit hereunder shall automatically terminate and the Obligations (other than Obligations under any Hedge Agreement, which may be accelerated pursuant to the terms of the applicable Hedge Agreement) shall automatically and immediately become due and payable.

                              ARTICLE VII
                             MISCELLANEOUS

	SECTION 7.1.	CERTAIN DEFINITIONS.  The following terms will
have the following meanings:

	"Account"  has the meaning set forth in Section 1.1(a).

	"Account Debtor" has the meaning set forth in Section 1.1(a).

	"Advances" has the meaning set forth in Section 1.1(a).

	"Affiliate" means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and
Section 5.9; (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of the board of directors or equivalent governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partners shall be deemed an Affiliate of such Person. Without limiting the foregoing, each of Algar, Orson Oliver, Sean Garber, K & R, LLC, the estate of Harry Kletter, The Harry Kletter Family Limited Partnership and RCP shall be deemed an Affiliate of the Loan Parties.

	"Algar" means Algar, Inc., a Kentucky corporation.

	"Availability" means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 1.1(a) after giving effect to all then outstanding Obligations.

	"Availability Block" means $1,250,000; provided, however, that (a) at such time as Borrowers demonstrate to Lender that no Default or Event of Default shall have occurred or be continuing and the Fixed Charge Coverage Ratio, determined on a trailing twelve-month period, for each of the most recent three (3) consecutive months then ending, is at least 1.25:1.00, the Availability Block shall reduce to $1,000,000 and (b) at such time as Borrowers demonstrate to Lender that no Default or Event of Default shall have occurred or be continuing and the Fixed Charge
Coverage Ratio, determined on a trailing twelve-month period, for each of the most recent three (3) consecutive months then ending, is at least 1.50:1.00, the Availability Block shall reduce to $0.

	"Bank Product Provider" means Lender or any of its Affiliates that provide Bank Products to any Borrower.

	"Bank Products" means any one or more of the following financial products or accommodations extended to any Borrower by "a Bank Product Provider": (a) commercial credit cards, (b) commercial credit card processing services, (c) debit cards, (d) stored value cards, (e) purchase cards (including so-called "procurement cards" or "P-cards"),
(f) cash management and related services (including treasury, depository, return items, overdraft, controlled disbursement, merchant stored value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer and other cash management arrangements), (g) transactions under any Hedge Agreement, or (h) electronic collateral reporting systems and associated products and services.

	"Bankruptcy Code" means Title 11 of the United States Code as in effect from time to time.

	"BoK Collateral Account" means that certain deposit account (number xxxx040) owned by WESSCO and maintained with The Bank of Kentucky which, pursuant to the BoK Facility, holds certain cash collateral securing the BoK Facility pursuant to the terms thereof as in existence on the Closing Date.

	"BoK Facility" means, collectively, (a) the loans extended by The Bank of Kentucky to WESSCO in the aggregate principal amount of $4,000,000, as evidenced by (i) that certain Promissory Note dated as of October 15, 2013 and made by WESSCO in favor of The Bank of Kentucky in the principal amount of $3,000,000 and (ii) that certain Promissory Note dated as of October 15, 2013 and made by WESSCO in favor of The Bank of Kentucky in the principal amount of $1,000,000 and (b) the Hedge Agreement entered into between WESSCO and The Bank of Kentucky as existing on the Closing Date and evidenced by that certain Confirmation dated October 17, 2013 by and between WESSCO and The Bank of Kentucky.

	"BoK Subordination Agreement" means that certain Subordination Agreement dated the date of this Agreement among The Bank of Kentucky, Lender and WESSCO.

	"Borrowers" has the meaning set forth in the preamble to this Agreement.

	"Borrowing Base" has the meaning set forth in Section 1.1(a).

	"Business Day" means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close under to the rules and regulations of the Federal Reserve System.

	"Capital Expenditures" means, with respect to any Borrower for any period, the aggregate of all expenditures by such Borrower during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

	"Change in Law" has the meaning set forth in Section 1.4(a).

	"Closing Date" has the meaning set forth in the preamble to this Agreement.

	"Code" means the Kentucky Uniform Commercial Code, as in effect from time to time. To the extent that defined terms set forth in this Agreement have different meanings under different Articles under the Uniform Commercial Code, the meaning assigned to such defined term under
Article 9 of the Uniform Commercial Code will control.

	"Collateral" means all real and personal property in which Lender has been granted a security interest or Lien pursuant to the Security Agreement or any other Loan Document, together with any products and proceeds of the foregoing, including, without limitation, the "Collateral" as defined in the Security Agreement.

	"Collateral Access Agreement" means a landlord waiver, bailee letter, or acknowledgment agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the books, Equipment, Accounts or Inventory of any Loan Party in favor of Lender with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, warehouseman, processor, consignee or other Person and in form and substance satisfactory to Lender.

	"Collection Account" has the meaning set forth in Section 1.1(h).

	"Collections" has the meaning set forth in Section 1.1(i). "Compliance Certificate" means a certificate in the form of
Schedule E delivered by the chief financial officer of Borrowers to Lender.

	"Control Agreement" has the meaning set forth in Section 4.10.

	"Controlled Account" has the meaning set forth in Section 4.10.

	"Controlled Account Bank" has the meaning set forth in Section
4.10.

	"Daily Balance" means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

	"Daily Three Month LIBOR" means, for any day the rate per annum for United States dollar deposits determined by Lender for the purpose of calculating the effective interest rate for loans that reference Daily Three Month LIBOR as the Inter-Bank Market Offered Rate in effect from time to time for the 3 month delivery of funds in amounts approximately equal to the principal amount of such loans. Borrowers understand and agree that Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Lender in its sole discretion deems appropriate, including but not limited to the rate offered for U.S. dollar deposits on the London Inter-Bank Market. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate will become effective each Business Day that Lender determines that Daily Three Month LIBOR has changed.

	"Default" means an event, condition or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

	"Default Period" has the meaning set forth in Section 1.3(b).

	"Default Rate" has the meaning set forth in Section 1.3(b).

	"Dilution" has the meaning set forth in Section 1.1(a).

	"EBITDA" means, with respect to any fiscal period, the net income (or loss), of Parent and its Subsidiaries on a consolidated basis minus extraordinary gains, interest income, non-operating income and income tax benefits and decreases in any change in LIFO reserves, plus non-cash extraordinary losses, interest expense, income taxes, depreciation and amortization and increases in any change in LIFO reserves for such period, in each case, determined in accordance with GAAP.

	"Eligible Accounts" has the meaning set forth in Section 1.1(b).

	"Eligible Inventory" has the meaning set forth in Section 1.1(c).

	"Environmental Indemnity Agreement" means that certain
Environmental Indemnity Agreement dated the Closing Date by and among Lender and the Loan Parties in connection with the Mortgages.

	"Equipment" means equipment as that term is defined in the Code.

	"Equity Investment Documents" means (i) that certain Registration Rights Agreement dated the Closing Date by and by and between RCP and Parent, (ii) that certain Securities Purchase Agreement dated the
Closing Date by and between RCP and Parent, (iii) that certain Common Stock Purchase Warrant for the purchase of common stock of Parent dated the Closing Date issued by Parent in favor RCP, together with any other warrants issued pursuant to the terms thereof from time to time, (iv) that certain Director Designation Agreement dated the Closing Date by and between RCP and Parent and (v) the other documents and agreements entered into from time to time in connection with the foregoing.

	"Equity Investment Subordination Agreement" means that certain Investor Subordination Agreement dated the date of this Agreement among RCP, Parent and Lender.

	"ERISA" has the meaning set forth in Section 2.6.

	"Escrow Agreement" means that certain Escrow Agreement dated the Closing Date by and among Lender and the Loan Parties in connection with the Mortgages.

	"Event of Default" has the meaning set forth in Section 6.1.

	"Excess Availability" means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables and other obligations of Borrowers aged in excess of 60 days beyond their terms as of the end of the immediately preceding month, and all book overdrafts and fees of Borrowers, in each case as determined by Lender in its Permitted Discretion.

	"Existing Lender" shall have the meaning set forth in Section 3.1.

	"Extraordinary Receipts" means any payments received by any Borrower or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 1.9(a) of this Agreement) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of any Borrower or any of its Subsidiaries, or (ii) received by any Borrower or any of its Subsidiaries as reimbursement for any payment previously made to such Person), and (c) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement.

	"Fee Letter" means that certain fee letter between Borrowers and Lender dated the Closing Date.

	"Fixed Charge Coverage Ratio" means, with respect to Parent and its Subsidiaries on a consolidated basis for any period, the ratio of
(i) EBITDA for such period, minus (a) Non-Financed Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, and (b) cash taxes paid during such period, to the extent greater than zero, to (ii) Fixed Charges for such period.

	"Fixed Charges" means, with respect to any fiscal period and with respect to Parent and its Subsidiaries on a consolidated basis determined in accordance with GAAP, the sum, without duplication, of (a) cash interest expense paid during such period (other than interest paid-in-kind, amortization of financing fees, and other non-cash interest expense), which shall include the Loss of Liquidity Fee referenced in the Equity Investment Documents, (b) principal payments paid in cash in respect of Indebtedness paid during such period, including cash payments with respect to capital leases, but excluding principal payments made with respect to the Line of Credit, and (d) all dividends and distributions (other than those paid to Parent by its Subsidiaries) paid during such period.

	"GAAP" has the meaning set forth in Section 2.4.

	"Guarantor" has the meaning set forth in the preamble to this Agreement.

	"Guaranty" means the Guaranty in favor of Lender executed and delivered by the Guarantors.

	"Hedge Agreement" means any "swap agreement" as that term is defined in Section 101(53B)(A) of the United States Bankruptcy Code.

	"Indebtedness" has the meaning set forth in Section 5.2.

	"Information Certificate" means the Information Certificate dated the Closing Date completed and executed by Borrowers and delivered to Lender.

	"Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, receiverships, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

	"Interim Treasury Period" has the meaning set forth in Section
4.10.

	"Inventory" has the meaning set forth in Section 1.1(a).

	"L/C Collateral Conditions" has the meaning set forth in Section
1.5(a).

	"Lender" has the meaning set forth in the preamble to this Agreement.

	"Lender Expenses" has the meaning set forth in Section 7.4.

	"Letter of Credit" has the meaning set forth in Section 1.1(d).

	"Letter of Credit Usage" has the meaning set forth in Section
1.1(d).

	"Lien" has the meaning set forth in Section 5.7.

	"Line of Credit" has the meaning set forth in Section 1.1(a).

	"Loan Account" has the meaning set forth in Section 1.1(i).

	"Loan Documents" means this Agreement, the Security Agreement, the Management Fee Subordination Agreement, the Fee Letter, the BoK Subordination Agreement, the Equity Investment Subordination Agreement, the Mortgages, the Escrow Agreement, the Environmental Indemnity Agreement, the Guaranty, each promissory note issued for the benefit of Lender by any Borrower, each letter of credit agreement and each contract, certificate instrument, agreement and other document required by this Agreement or at any time entered into or delivered to Lender in connection with this Agreement, the Line of Credit, the Term Loan and the Collateral (including any disbursement letters provided by Borrowers on the Closing Date to lender, any Compliance Certificates, borrowing base certificates, requests for Advances or other borrowings and letter of credit applications), specifically excluding Hedge Agreements.

	"Loan Manager" has the meaning set forth in Section 1.1(e).

	"Loan Parties" means collectively, each Borrower and each Guarantor and each of them is a "Loan Party".

	"Lockbox" has the meaning set forth in Section 1.1(h).

	"Management Agreement" means that certain Management Services Agreement dated December 2, 2013 by and between Parent and Algar.

	"Management Fee Subordination Agreement" means that certain Management Fee Subordination Agreement dated the Closing Date by and among Parent, Algar and Lender providing for, among other things, the subordination of amounts payable to Algar pursuant to the Management Agreement to the prior payment of the Obligations, in form and substance satisfactory to Lender.

	"Material Adverse Change" has the meaning set forth in Section
6.1(g).

	"Material Contract" means (i) each contract or agreement to which any Loan Party is a party involving aggregate consideration payable to or by such Loan Party of $1,000,000 or more (other than purchase orders in the ordinary course of the business of such Loan Party), (ii) the Management Agreement, (iii) BoK Facility, (iv) Equity Investment Documents and (v) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.

	"Maturity Date" means June 13, 2019.

	"Maximum Revolver Amount" has the meaning set forth in Section
1.1(a).

	"Mortgages" means, collectively, each mortgage, deed to secure debt, deed of trust or similar documents executed on the Closing Date and executed and/or delivered from time to time by each Loan Party that holds a fee interest in real property encumbering such real property, in form and substance satisfactory to Lender.

	"Net Liquidation Percentage" has the meaning set forth in Section
1.1(a).

	"Non-Financed Capital Expenditures" means Capital Expenditures not financed by the seller of the capital asset, by a third party lender or by means of any extension of credit by Lender other than by means of an Advance under the Line of Credit.

	"Obligations" means (a) all loans (including the Advances and the Term Loan), debts, principal, interest (including any interest that accrues after the beginning of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account), obligations (including indemnification obligations), fees, Lender Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by Borrowers under or evidenced by this Agreement or any of the other Loan Documents or otherwise owing to Lender under any other present or future document, instrument or agreement, and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, sole, joint, several or joint and several, incurred in the past or now existing or hereafter arising, however arising, and including all interest not paid when due, and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all obligations indebtedness, liabilities, reimbursement obligations, fees, or expenses owing by any Borrower to a Bank Product Provider with respect to any Bank Product, whether direct or indirect, absolute or contingent, liquidated or unliquidated, determined or undetermined, voluntary or involuntary, due, not due or to become due, incurred in the past or now existing or hereafter arising, however arising. Any reference in this Agreement or in the Loan Documents to the Obligations will include all or any portion of the Obligations and any extensions, modifications, renewals, or alterations of the Obligations, both prior and subsequent to any Insolvency Proceeding.

	"OFAC" means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

	"Overadvance Amount" has the meaning set forth in Section 1.1(j).

	"Parent" has the meaning set forth in the preamble to this Agreement.

	"Parent-WESSCO Note" means that certain Amended and Restated Promissory Note dated on or about the Closing Date made by Parent to the order of WESSCO in the principal amount of $3,000,000.

	"Patriot Act" means Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

	"Permitted Discretion" means a determination made in the exercise of reasonable (from the perspective of a secured, asset-based lender) business judgment.

	"Permitted Indebtedness" has the meaning set forth in Section 5.2.

	"Permitted Lien" has the meaning set forth in Section 5.7.

	"Person" means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and their political subdivisions.

	"Plan" has the meaning set forth in Section 2.6.

	"Prime Rate" means at any time the rate of interest most recently announced by Lender at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Lender's base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Lender may designate. Each change in the rate of interest will become effective on the date each Prime Rate change is announced by Lender.

	"Properly Contested" means with respect to any obligation or purported obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party's liability to pay;
(b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established by the Loan Parties in accordance with GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Loan Party; (e) no Lien is imposed on assets of the Loan Party, unless bonded and stayed to the satisfaction of Lender; (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review; and
(g) if such contest is abandoned, settled, or determined adversely (in whole or in part) to such Loan Party, such Loan Party forthwith pays such obligation, together with all penalties, interest, and other amounts due in connection therewith. Only that portion of the obligation which is in dispute may be Properly Contested.

	"Rate Reduction" means (i) upon and after the delivery of audited annual financial statements in accordance with Schedule C for the fiscal year ending December 31, 2014, and solely to the extent Borrowers have demonstrated to Lender that as of December 31, 2014 the Fixed Charge Coverage Ratio for the period of twelve months then ending is greater than 1.50:1.00 and that no Default or Event of Default has then occurred or is continuing, 0.25% and (ii) at all other times and in all other circumstances (including due to the failure of Borrowers to satisfy the conditions in foregoing clause (i)), 0%.

	"RCP" means Recycling Capital Partners, LLC, an Indiana limited liability company.

	"Reserves" has the meaning set forth in Section 1.1(a)

	"SEC" means the United States Securities and Exchange Commission and any successor thereto.

	"Security Agreement" has the meaning set forth in Section 1.6.

	"Stock" means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other equity security.

	"Subsidiary" of a Person means a corporation, partnership, limited liability company or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company or other entity.

	"Taxes" has the meaning set forth in Section 7.5.

	"Term Loan" has the meaning set forth in Section 1.2(a).

	"Termination Date" has the meaning set forth in Section 1.5(a).

	"Value" has the meaning set forth in Section 1.1(a).

	"WESSCO" has the meaning set forth in the preamble to this Agreement.

	SECTION 7.2.	NO WAIVER.  No delay, failure or discontinuance
of Lender in exercising any right, power or remedy under any of the Loan Documents will affect or operate as a waiver of such right, power or remedy; nor will any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Lender of any breach of or default (including any Default or Event of Default) under any of the Loan Documents must be in writing and will be effective only to the extent set forth in such writing.

	SECTION 7.3.	NOTICES.  All notices, requests and demands
which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the address for such party set forth below each party's name on the signature pages of this Agreement or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand will be deemed given or made as follows:
(a) if sent by hand delivery or overnight courier, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; (c) if sent by telecopy, upon receipt; and (d) if sent by electronic mail, upon sender's receipt of an acknowledgment from the intended recipient (such as by "return receipt requested" function, as available, return email or other written acknowledgment).

	SECTION 7.4.	COSTS, EXPENSES AND ATTORNEYS' FEES.  Each
Borrower and each other Loan Party will pay to Lender immediately upon demand the full amount of the following (collectively, "Lender Expenses"): all payments, advances, charges, costs and expenses, including without limitation reasonable attorneys' fees (to include outside counsel, including any local counsel, and, after the occurrence of an Event of Default, fees and all allocated costs of Lender's in-house counsel), recording and search fees and taxes, including documentary, stamp or intangible taxes in connection with the Loan Documents and any Uniform Commercial Code, Mortgage or other Collateral filings or recordations, appraisal fees, consultant fees, audit fees, and exam fees expended or incurred by Lender in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, perfection of Lender's Liens in the Collateral, Lender's continued administration of this Agreement and the other Loan Documents, and the preparation of any amendments, waivers or other agreements, instruments or documents relating to this Agreement or the other Loan Documents, or in connection with any "workout" or restructuring, (b) the enforcement of Lender's rights and/or the collection of any amounts which become due to Lender under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Parties or any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the above incurred in connection with any Insolvency Proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Lender or any other Person) relating to any of the Loan Parties or any other Person and (d) any of the Collateral and other examinations, appraisals, evaluations, audits and inspections. Each Loan Party's obligations set forth in this Section
7.4 will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

	SECTION 7.5.	TAXES.  All payments made by Borrowers hereunder
or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or subsequently imposed by any jurisdiction or by any political subdivision or taxing authority and all related interest, penalties or similar liabilities (collectively, "Taxes") and in the event any deduction or withholding of such Taxes is required, each Borrower agrees to pay the full amount of such Taxes.

	SECTION 7.6.	GENERAL.  This Agreement will be binding upon
and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided that no Borrower and no Loan Party may assign or transfer any of its interests, rights or obligations under this Agreement without Lender's prior written consent. Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender's rights and benefits under this Agreement and the other Loan Documents. This Agreement and the other Loan Documents constitute the entire agreement between Borrowers and the Loan Parties and Lender with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter of this Agreement. This Agreement may be amended or modified only in writing signed by each party to this Agreement. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person will be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents. If any provision of this Agreement or any other Loan Document will be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement or the other Loan Documents. This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original, and all of which when taken together will constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement and any party's failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

	SECTION 7.7.	MULTIPLE BORROWERS.

	(a)	Joint and Several Liability.  Each Borrower agrees that it
is jointly and severally liable for, and absolutely and unconditionally guarantees to Lender the prompt payment and performance of, all Obligations under this Agreement and all agreements under the Loan Documents. Each Borrower agrees that its guaranty obligations hereunder constitute a continuing guaranty of payment and not of collection, that such obligations shall not be discharged until cash payment in full of the Obligations, and that such obligations are absolute and unconditional, irrespective of (i) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Borrower is or may become a party or be bound; (ii) the absence of any action to enforce this Agreement or any other Loan Document, or any waiver, consent or indulgence of any kind by Lender; (iii) the existence, value or condition of, or failure to perfect any of Lender's Liens or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any security or guaranty); (iv) the insolvency of any Borrower; (v) any election by Lender in an Insolvency Proceeding for the application of
Section 1111(b)(2) of the Bankruptcy Code; (vi) any borrowing or grant of a Lien by any other Borrower, as debtor-in-possession under Section
364 of the Bankruptcy Code or otherwise; (vii) the disallowance of any claims of Lender against any Borrower for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or
(viii) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except cash payment in full of all Obligations.

	(b)	Contribution.	Each Borrower hereby agrees that it will
not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender or under any of the Bank Products are hereby expressly made subordinate and junior in right of payment, including, without limitation as to any increases in the Obligations arising under this Agreement or under the Bank Products, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower.

	(c)	No Limitation on Liability.	Nothing contained in this
Section 7.7 shall limit the liability of any Borrower to pay extensions of credit made directly or indirectly to that Borrower (including revolving loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), Obligations relating to Letters of Credit issued to support such Borrower's business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder. Lender shall have the right, at any time in its discretion, to condition an extension of credit hereunder upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such extensions of credit to such Borrower.

	SECTION 7.8.	INDEMNITY.  Each Borrower and each other Loan
Party indemnifies Lender and its Affiliates, Subsidiaries, directors, officers, employees, representatives, agents, and attorneys, and holds them harmless from and against any and all claims, debts, liabilities, demands, obligations, actions, causes of action, penalties, costs and expenses (including reasonable attorneys' fees), of every kind, which they may sustain or incur based upon or arising out of any of the Obligations, this Agreement, any of the Loan Documents, or the Collateral or any relationship or agreement between Lender and the Loan Parties, or any other matter, relating to any Loan Party, the Obligations or the Collateral; provided that this indemnity will not extend to damages that a court of competent jurisdiction finally determines in a non-appealable judgment to have been caused by the indemnitee's own gross negligence or willful misconduct. Regardless of any provision in this Agreement to the contrary, the indemnity agreement set forth in this Section will survive any termination of this Agreement or repayment of the Obligations and will for all purposes continue in full force and effect.

	SECTION 7.9.	GOVERNING LAW.  The validity of this Agreement
and the other Loan Documents (unless otherwise expressly provided in such Loan Document) and the construction, interpretation, and enforcement of this Agreement and the other Loan Documents, and the rights of the parties, as well as all claims, controversies or disputes arising under or related to this Agreement and the other Loan Documents will be determined under, governed by and construed in accordance with the laws of the State of Kentucky without regard conflicts of laws principles.

	SECTION 7.10.	CONSEQUENTIAL DAMAGES.  No claim may be made by
any Loan Party against Lender, or any Affiliate, Subsidiary, director, officer, employee, representative, agent, attorney or attorney-in-fact of any of them for any special, indirect, consequential, or punitive damages in respect of any claim for breach of contract or other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Loan Document or any related act, omission, or event, and each Loan Party waives, releases, and agrees not to sue upon any claim for such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

	SECTION 7.11.	SAVINGS CLAUSE.  If at any time the interest
rate set forth in any of the Loan Documents exceeds the maximum interest rate allowable under applicable law, the interest rate will be deemed to be such maximum interest rate allowable under applicable law.

	SECTION 7.12.	RIGHT OF SETOFF; DEPOSIT ACCOUNTS.  Upon and
after the occurrence of an Event of Default and until such time, as any, as Lender may elect in its sole discretion to waive such Event of Default in writing, (a) each Loan Party authorizes Lender, at any time and from time to time, without notice, which is hereby expressly waived by such Loan Party, and whether or not Lender will have declared any extension of credit under this Agreement to be due and payable in accordance with the terms of this Agreement, to set off against, and to appropriate and apply to the payment of, the Obligations (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Lender to such Loan Party (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such the Obligations and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender, in its sole discretion, may elect. Each Loan Party grants to Lender a security interest in all deposits and accounts maintained with Lender to secure the payment of all Obligations.

	SECTION 7.13.	CONFIDENTIALITY.  Lender agrees that material,
non-public information regarding each Loan Party, its operations, assets, and existing and contemplated business plans will be treated by Lender in a confidential manner, and will not be disclosed by Lender to Persons who are not parties to this Agreement, except (i) to Lender's Affiliates, attorneys, representatives, agents and other advisors and to officers, directors and employees of Lender, (ii) as required by law or by any court, governmental or regulatory authority, (iii) as agreed by any Loan Party, (iv) if such information becomes generally available to the public, (v) in connection with any litigation or adversary proceeding involving claims related to this Agreement, (vi) the assignment, participation or pledge of Lender's interest in this Agreement, (vii) to equity owners of any Loan Party, and (viii) in connection with the exercise by Lender of any right or remedy under this Agreement, any other Loan Document or at law. Lender may use the name, logos, and other insignia of the Borrowers and the maximum amount of the credit facilities provided under this Agreement in any "tombstone" or comparable advertising, on its website or in other marketing materials of Lender.

	SECTION 7.14.	PATRIOT ACT NOTICE.  Lender notifies each Loan
Party that pursuant to the requirements of the Patriot Act, Lender is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow Lender to identify each Loan Party in accordance with the Patriot Act. In addition, if Lender is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for each Loan Party, and (b) OFAC/PEP searches and customary individual background checks of each Loan Party's senior management and key principals, and each Loan Party agrees to cooperate in respect of the conduct of such searches and further agree that the reasonable costs and charges for such searches shall constitute Lender Expenses.

	SECTION 7.15.	JURISDICTION.  All actions or proceedings
arising in connection with this Agreement and the other Loan Documents may be tried and litigated in the State of Georgia and, to the extent permitted by applicable law, federal courts located in the City of Atlanta, State of Georgia; provided that any suit seeking enforcement against any Collateral or other property may be brought, at Lender's option, in the courts of any jurisdiction where Lender elects to bring such action or where such Collateral or other property may be found. Each Loan Party and Lender waive, to the extent permitted under applicable law, any right they may have to assert the doctrine of forum non conveniens or to object to venue to the extent any proceeding is brought in accordance with this Section 7.15.

	SECTION 7.16. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY AND LENDER WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH, A "CLAIM"). EACH LOAN PARTY AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.


[remainder of page intentionally left blank; signature pages follow]





	The parties have caused this Agreement to be executed as of the date on page 1.


LENDER: 				BORROWERS:

WELLS FARGO BANK, NATIONAL 		INDUSTRIAL SERVICES OF AMERICA, INC.,
ASSOCIATION				as a Borrower


By:/s/ John L. Palermo__		By:/s/ Orson Oliver____
Name:   John L. Palermo			Name:  Orson Oliver
Title:     Vice President		Title:  Interim Chief Executive
						Officer

Address:				Address:
1100 Abernathy Road, NE, Suite 1600	7100 Grade Lane
Atlanta, Georgia 30328			Louisville, Kentucky 40232
Attention: Joseph L. White		Attention: Alan Schroering
Email: Joseph.L.White@wellsfargo.com	Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com


ISA INDIANA, INC., as a Borrower

					By: /s/ Orson Oliver____
					Name:  Orson Oliver
					Title:  Interim Chief Executive Officer

					Address:
					7100 Grade Lane
					Louisville, Kentucky 40232
					Attention: Alan Schroering
					Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com


ISA LOGISTICS LLC, as a Borrower

					   By:  Industrial Services of
						America, Inc., its Sole Member

					     By: /s/ Orson Oliver___
					     Name:  Orson Oliver
					     Title:  Interim Chief Executive
							Officer

					Address:
					7100 Grade Lane
					Louisville, Kentucky 40232
					Attention: Alan Schroering
					Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com


                  [Signatures continue on the following pages]




					GUARANTORS:

					ISA REAL ESTATE, LLC, as a Guarantor

					   By: Algar, Inc., its Manager

					     By: /s/ Sean Garber____
					     Name:  Sean Garber
					     Title:  President

					Address:
					7100 Grade Lane
					Louisville, Kentucky 40232
					Attention: Alan Schroering
					Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com

ISA INDIANA REAL ESTATE, LLC, as a
					Guarantor

					By: Algar, Inc., its Manager

					     By: /s/ Sean Garber____
					     Name:  Sean Garber
					     Title:    President

					Address:
					7100 Grade Lane
					Louisville, Kentucky 40232
					Attention: Alan Schroering
					Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com

WESSCO, LLC, as a Guarantor

					By: /s/ Orson Oliver______
					Name:  Orson Oliver
					Title:  Interim Chief Executive
						Officer

					Address:
					7100 Grade Lane
					Louisville, Kentucky 40232
					Attention: Alan Schroering
					Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com


[Signatures continue on the following page]



					7021 GRADE LANE LLC, as a Guarantor

					By: Algar, Inc., its Manager

					     By: /s/ Sean Garber__
					     Name:  Sean Garber
					     Title:    President

					Address:
					7100 Grade Lane
					Louisville, Kentucky 40232
					Attention: Alan Schroering
					Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com

7124 GRADE LANE LLC, as a Guarantor

					By: Algar, Inc., its Manager

					     By: /s/ Sean Garber__
					     Name:  Sean Garber
					     Title:    President

					Address:
					7100 Grade Lane
					Louisville, Kentucky 40232
					Attention: Alan Schroering
					Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com

7200 GRADE LANE LLC, as a Guarantor

					By: Algar, Inc., its Manager

					     By: /s/ Sean Garber_____
					     Name:  Sean Garber
					     Title:    President

					Address:
					7100 Grade Lane
					Louisville, Kentucky 40232
					Attention: Alan Schroering
					Fax No.: (502) 515-1700
					Email: aschroering@isa-inc.com
-------------------------------------------------------------------------------

                            SCHEDULE B TO CREDIT AGREEMENT

                                 DISCLOSURE SCHEDULE


Section 2.3			Pending Litigation

				None


Sections 2.5			Taxes

	None


Section 2.8			Environmental Matters

				None


Section 2.10			Material Contracts

Name of				Date of 	      	Parties to		Date of
Agreement			Agreement
 		Agreement
 	    	Expiration / Termination
Management Services
		December 1, 2013
Algar, Inc. and ISA
The earlier of: (i) December 31,
Agreement									2016, (ii) the date the Manager
										and ISA merge, and (iii) the date
										ISA purchases all of the equity or
										substantially all of the assets of
										the Manager


BoK Facility (as the term is 	October 15, 2013
	The Bank of Kentucky,
	November 1, 2018 ($3,000,000 Note)
defined in the Credit Agreement)			Inc. and Wessco, as 	October 14, 2019 ($1,000,000 Note)
							borrower, and ISA, as
							guarantor

Lease Agreement
January 1, 1998
7100 Grade Lane LLC
December 31, 2017
							(as landlord, and as
							successor in interest
							to K&R Corporation)
							and ISA (as lessee)


Securities Purchase Agreement
June 13, 2014
		ISA and Recycling 	N/A
and Registration Rights 				Capital Partners, LLC
Agreement


Section 5.2			Existing Indebtedness

				None


Section 5.5			Existing Loans, Advances, and Investments

Name/Address		Obligor			 Principal Balance		Nature of Debt		Term
of Payee					as of the date specified


Wessco
ISA
$3,000,000 as of 06/12/14
	Intercompany debt
Demand, but not
													before July 31, 2019


Section 5.7			Existing Liens

Name and Address 		Loan Party		Description of Collateral	File No. of Financing
of Secured Party									Statement/Jurisdiction


Spector Terminals, Inc.		ISA
Real estate located at 		Office of Clerk of
1050 Kingery Highway					3409 Campground Road, 		Jefferson County, Kentucky;
Bensenville, Illinois 60106
Louisville, Kentucky
 		Book 1773, page 545

Commonwealth of Kentucky	7124 Grade Lane

Real estate located at
Office of the Clerk of
Revenue Cabinet						7124 Grade Lane, 		Jefferson County, Kentucky;
100 Fair Oaks, 5th Floor				Louisville, Kentucky		Book 0781, page 0878
Frankfort, Kentucky 40602


MetalCenter, Inc.
7124 Grade Lane
Real estate located at 		Office of the Clerk of
1610 N. Calhoun Street					7124 Grade Lane,
Jefferson County, Kentucky;
Fort Wayne, Indiana					Louisville, Kentucky		Book 5775, page 947
							* This lien may not be a
							valid lien and thus may not
							encumber the collateral

-------------------------------------------------------------------------------


                          SCHEDULE C TO CREDIT AGREEMENT

                              FINANCIAL STATEMENTS



as soon as available	(a)	an unaudited consolidated and consolidating balance sheet, income statement,
but within 25 days		statement of cash flow, and statement of owner's equity with respect to Parent
after the end of		and its Subsidiaries, compared to the prior period and plan, prepared in
each month			accordance with GAAP, subject to year-end audit adjustments and the absence
				of footnotes, together with a corresponding discussion and analysis of results
				from management; and

			(b)	a Compliance Certificate along with the underlying calculations, including the
				calculations to establish compliance with the financial covenants set forth in
				this Agreement and certain other covenants under this Agreement and a
				certificate of the president or chief financial officer of Borrowers attesting
				that the financial statements are accurate and that there exists no Default
				or Event of Default.

as soon as available,	(a)	consolidated and consolidating financial statements of Parent and its Subsidiaries
but within 120 days		for such fiscal year, audited by independent certified public accountants
after the end of each		reasonably acceptable to Lender, prepared in accordance with GAAP, and certified,
fiscal year			without any qualifications (including any (A) "going concern" or like qualification
				or exception, (B) qualification or exception as to the scope of such audit, or (C)
				qualification which relates to the treatment or classification of any item and
				which, as a condition to the removal of such qualification, would require an
				adjustment to such item), by such accountants to have been prepared in accordance
				with GAAP (such audited financial statements to include a balance sheet, income
				statement, statement of cash flow, and statement of owner's equity and, if
				prepared, such accountants' letter to management); and

			(b)	a Compliance Certificate with the underlying calculations, including the
				calculations to establish compliance with the financial covenants set forth
				in this Agreement and a certificate of the president or chief financial
				officer of Borrowers attesting that the financial statements are accurate
				and that there exists no Default or Event of Default.

as soon as available,	(a)	copies of Parent's and its Subsidiaries' forecasted (a) balance sheets,
but 30 days before the		(b) profit and loss statements, (c) availability projections, and (d)
start of each of		cash flow statements, all prepared on a basis consistent with Borrowers'
Borrowers' fiscal years		historical financial statements, together with appropriate supporting
				details and a statement of underlying assumptions, in form and substance
				satisfactory to Lender, in its Permitted Discretion, for the next fiscal
				year, on a monthly basis, certified by the chief financial officer of
				Borrowers as being such officer's good faith estimate of the financial
				performance of the Borrowers and their respective Subsidiaries during
				the period covered.

if and when filed by 	(a)	Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K
any Loan Party,				current reports;

			(b)	any other filings made by any Loan Party with the SEC or any national
				securities exchange or filed pursuant to the Securities Act of 1933
				or the Securities and Exchange Act of 1934 (in each case, as amended,
				and together with any regulations promulgated thereunder); and

			(c)	any other information that is provided by any Loan Party to its
				shareholders generally.


on request of Lender	such other information as Lender may request in its Permitted Discretion.

-----------------------------------------------------------------------------

                             SCHEDULE D TO CREDIT AGREEMENT

                                  COLLATERAL REPORTING



On the first		(a)	a borrowing base certificate or daily collateral report in form
Business Day of			and substance acceptable to Lender;
each week or more
frequently as		(b)	an Account roll-forward with supporting details supplied from
Lender requests			sales journals, collection journals, credit registers and any
				other records;

			(c)	notice of all claims, offsets, or disputes asserted by Account
				Debtors with respect to any Loan Party's Accounts; and

			(d)     notice of any return of goods with a Value individually or
				in the aggregate exceeding $25,000.

On the first		(a)	Inventory system/perpetual reports specifying the cost and market
Business Day of 		value of Loan Parties' Inventory, by location and by category, with
each month or more		additional detail showing additions to and deletions (without
frequently as			limiting Lender's discretion to request such information more
Lender requests			frequently, as of the date hereof, Lender anticipates that it
				will not request such information more frequently than monthly
				so long as Availability is not less than $2,000,000).

No later than the	(a)	a monthly Account roll-forward, in a format acceptable to Lender
10th day of 			in its sole discretion;
each month
			(b)	a detailed aging of each Loan Party's Accounts, together with a
				reconciliation to the monthly Account roll-forward and supporting
				documentation for any reconciling items noted;

			(c)	a detailed calculation of those Accounts and Inventory that are
				not eligible for the Borrowing Base;

			(d)	a detailed Inventory system/perpetual report, including a report
				in form satisfactory to Lender in its Permitted Discretion
				comparing the cost of Inventory to its market value; and

			(e)	a summary aging, by vendor, of each Loan Party's and its
				Subsidiaries' accounts payable.

No later than the	(a)	a reconciliation of Accounts aging, trade accounts payable aging,
30th day of			and Inventory perpetual of Loan Parties to the general ledger
each month			together with the monthly financial statements of Loan Parties,
				including any book reserves related to each category.

Within 10 days after	(a)	a detailed list of each Loan Party's customers, with address
the end of each			and contact information.
fiscal quarter of
Borrowers


Upon request by Lender	(a)	copies of purchase orders and invoices for Inventory and
				Equipment acquired by Loan Parties;

			(b)	copies of invoices together with corresponding shipping and
				delivery documents and credit memos together with corresponding
				supporting documentation with respect to invoices and credit
				memos; and

			(c)	such other reports and information as to the Collateral and as
				to Loan Parties, as Lender may request in its Permitted Discretion.

--------------------------------------------------------------------------------


                          SCHEDULE E TO CREDIT AGREEMENT

                          FORM OF COMPLIANCE CERTIFICATE

                             [on Parent's Letterhead]


To:	Wells Fargo Bank, National Association
	1100 Abernathy Road, NE
	Suite 1600
	Atlanta, Georgia 30328
	Attention: Industrial Services of America Loan Administration

Re:	Compliance Certificate dated _____________________, 20___

Ladies and Gentlemen:

	Reference is made to that certain Credit and Security Agreement (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement" dated as of June 13, 2014 by and between WELLS FARGO BANK, NATIONAL ASSOCIATION ("Lender"), INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation ("Parent") and certain Subsidiaries of Parent as borrowers (collectively, "Borrowers") and the Guarantors named therein. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

	Pursuant to Schedule C of the Credit Agreement, the undersigned officer of Parent, as Administrative Borrower on behalf of all of the Borrowers, hereby certifies that:

	1.	Attached is the financial information of Loan Parties which
is required to be furnished to Lender pursuant to Section 4.1 of the Credit Agreement for the period ended _________________, 20___ (the "Reporting Date"). Such financial information has been prepared in accordance with GAAP [(except for year-end adjustments and the lack of footnotes)]1 and fairly presents in all material respects the financial condition of Loan Parties.

	2.	Such officer has reviewed the terms of the Credit Agreement
and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of Loan Parties during the accounting period covered by the financial statements delivered pursuant to Schedule C of the Credit Agreement.

	3.	Such review has not disclosed the existence on and as of the date of this Certificate, and the undersigned does not have knowledge of the existence as of the date of this Certificate, of any event or condition that constitutes a Default or Event of Default.

	4.	The representations and warranties of each of the Loan
Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this Certificate (except to the extent they relate to a specified date).

	5.	As of the Reporting Date, each of the Loan Parties is in
compliance with the applicable covenants contained in Article IV and
Article V of the Credit Agreement as demonstrated on Schedule 1.

	6.	As of the date hereof, the status of preparation, filing and effectiveness of the registration statement contemplated by the Equity Investment Documents and described in Section 6.1(o) of the Credit
Agreement is described, in reasonable detail, on Schedule 2.

	7.	As of the date hereof, no default or event of default has
occurred or is continuing under the BoK Facility. As of the most recent date of testing pursuant to the BoK Facility, the Fixed Charge Coverage Ratio (as defined in and calculated under the terms of the documents evidencing the BoK Facility) is ___:1.00, which [is/is not] in compliance with the requirements of the BoK Facility.



	IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this ____ day of _____________________, 20___.


					INDUSTRIAL SERVICES OF AMERICA, INC.

					By:______________________________
					Name: ___________________________
					Title:_____________________________

1 Exclude bracketed language with annual audits.